                                                                  Exhibit (a)(1)

[PRIMOR LOGO]

                        U.S. Offer to Purchase for Cash

                   All Outstanding American Depositary Shares
                                       of

                                  MAVESA, S.A.

                                       at

                  US$8.501324822 Per American Depositary Share
               (each ADS representing 60 shares of common stock)

                                       by

                           PRIMOR INVERSIONES, C.A.,

                          a wholly owned subsidiary of

                             PRIMOR ALIMENTOS, C.A.

       THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M.,
       NEW YORK CITY TIME (5:00 P.M., CARACAS TIME), ON TUESDAY,
             MARCH 27, 2001, UNLESS THIS OFFER IS EXTENDED.


   This offer (the "U.S. Offer") is being made by Primor Inversiones, C.A. ("Purchaser"), a wholly owned subsidiary of Primor Alimentos, C.A. ("Primor"), for all outstanding American Depositary Shares (the "ADSs") of Mavesa, S.A. ("Mavesa") at a price of US$8.501324822 per ADS, net to the seller in cash less any withholding taxes and without interest thereon. Each ADS represents 60 shares of Mavesa common stock, nominal value Bs.10 per share ("Shares"). Payment for ADSs purchased pursuant to the U.S. Offer will be made in U.S. dollars.

   THE BOARD OF DIRECTORS OF MAVESA (I) HAS DETERMINED THAT THE TERMS OF THE U.S. OFFER ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF ADSs AND
(II) RECOMMENDS THAT ALL HOLDERS OF ADSs ACCEPT THE U.S. OFFER AND TENDER THEIR ADSs PURSUANT TO THE U.S. OFFER.

   The U.S. Offer is being made in conjunction with a concurrent offer in Venezuela (the "Venezuelan Offer" and, together with the U.S. Offer, the "Offers") by Purchaser to purchase all of the outstanding Shares at US$0.1416887470 per Share (the same per Share price being paid pursuant to the U.S. Offer, taking into account the number of Shares represented by each ADS) payable, at the election of the tendering shareholder, in either (x) U.S. dollars or (y) Venezuelan Bolivares at the exchange rate in effect on the date of payment of consideration under the Venezuelan Offer. In the event that the price offered per Share pursuant to the Venezuelan Offer is increased, the Purchaser will make a corresponding increase to the price to be paid per ADS (taking into account the number of Shares represented by each ADS) pursuant to the U.S. Offer.

   The U.S. Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offers and not withdrawn prior to the expiration date of the Offers that number of Shares and ADSs that, together with Shares and ADSs owned by Primor and Purchaser at the expiration of the Offers, represent at least 65% of the then outstanding Shares, including Shares represented by ADSs. The U.S. Offer is subject to certain other conditions. See Sections 17 and 18.

   The U.S. Offer is open to all holders of ADSs and is not open to holders of Shares. The Venezuelan Offer is open to all holders of Shares and is not open to holders of ADSs. Persons who wish to tender their Shares into the U.S. Offer may convert their Shares into ADSs, as hereinafter described, and tender such ADSs into the U.S. Offer. The Bank of New York (as the depositary for the ADSs) has agreed not to charge any conversion fees to holders of Shares who are U.S. persons who wish to convert their Shares into ADSs for the purpose of tendering ADSs into the U.S. Offer. Please contact The Bank of New York or the Information Agent at the telephone numbers and addresses set forth on the back cover page if you need any assistance in converting your Shares into ADSs. Persons who wish to tender their ADSs into the Venezuelan Offer may convert their ADSs into Shares, as hereinafter described, and tender such Shares into the Venezuelan Offer.

                                ---------------

                                   IMPORTANT

   Tenders by Holders of ADSs. Any holder of ADSs desiring to tender all or any portion of such holder's ADSs should either (x) complete and sign the ADS Letter of Transmittal, in accordance with the instructions in the ADS Letter of Transmittal and mail or deliver the ADS Letter of Transmittal, together with the American Depositary Receipts (each, an "ADR") representing tendered ADSs and all other required documents, to The Bank of New York (the "ADS Receiving Agent") at the address set forth on the back cover of this Offer to Purchase or tender such ADSs pursuant to the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase or (y) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction. A holder having ADSs registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such ADSs. Any holder of ADSs that desires to tender ADSs and whose ADRs representing such ADSs are not immediately available and cannot deliver such ADRs and all other required documents to the ADS Receiving Agent prior to the expiration of the U.S. Offer or who cannot comply with the procedures for book-entry transfer on a timely basis must tender such ADSs pursuant to the guaranteed delivery procedure set forth in Section 3 of this Offer to Purchase.

   Questions and requests for assistance relating to the U.S. Offer may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the ADS Letter of Transmittal, the ADS Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Holders of ADSs may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

February 21, 2001

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
SUMMARY TERM SHEET.......................................................    1
INTRODUCTION.............................................................    6
EXEMPTIONS REQUESTED FROM THE SECURITIES AND EXCHANGE COMMISSION.........    8
ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS...........    9
FOREIGN CURRENCY.........................................................   10
FORWARD LOOKING STATEMENTS...............................................   10
THE U.S. OFFER...........................................................   11
  1. Terms of the U.S. Offer; Expiration Date............................   11
  2. Acceptance for Payment..............................................   12
  3. Procedure for Tendering ADSs in the U.S. Offer......................   13
  4. Withdrawal Rights...................................................   16
  5. The Right of First Refusal..........................................   17
  6. Source and Amount of Funds..........................................   17
  7. U.S. Federal Income Tax Consequences................................   20
  8. Venezuelan Tax Consequences.........................................   22
  9. Price Range of Shares and ADSs; Dividends...........................   23
  10. Certain Information Concerning Mavesa..............................   25
  11. Certain Information Concerning Primor and Purchaser................   28
  12. Background of the Offers; Past Contacts and Negotiations...........   31
  13. The Shareholders Agreement and the Mavesa Agreement................   32
  14. Purpose of the Offers; Plans for Mavesa............................   38
  15. Certain Effects of the Offers......................................   39
  16. Extension of Tender Period; Termination; Amendment.................   40
  17. Certain Conditions of the U.S. Offer...............................   41
  18. The Venezuelan Offer...............................................   43
  19. Certain Legal Matters; Regulatory Approvals........................   44
  20. Fees and Expenses..................................................   44
  21. Miscellaneous......................................................   45
SCHEDULE I  Directors and Executive Officers of Primor and Purchaser.....  I-1
SCHEDULE II Transactions concerning Shares and ADSs of Mavesa--Most
 Recent 60 Days.......................................................... II-1

                               SUMMARY TERM SHEET

   We are offering to purchase pursuant to this offer all of the outstanding American Depositary Shares ("ADSs") of Mavesa for $8.501324822 per ADS, net to the seller in cash less any withholding taxes and without interest thereon. The following are some of the questions you, as a holder of ADSs, may have and answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the accompanying letter of transmittal because information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase and the accompanying letter of transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

   Our name is Primor Inversiones, C.A. We are a corporation organized under the laws of Venezuela. We are a wholly owned subsidiary of Primor Alimentos, C.A., a corporation organized under the laws of Venezuela. See "INTRODUCTION" and Section 11.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

   We are seeking to purchase all of the outstanding ADSs of Mavesa. This offer is not open to holders of shares of Mavesa common stock. Holders of shares who wish to tender such shares may do so either by means of the concurrent Venezuelan offer (as described below) or by converting their shares into ADSs and tendering such ADSs pursuant to this offer. The Bank of New York (as the depositary for the ADSs) has agreed not to charge any conversion fees to holders of shares who are U.S. persons who wish to convert their shares into ADSs for the purpose of tendering ADSs into this offer. Please contact The Bank of New York or the information agent at the telephone numbers and addresses set forth on the back cover page if you need any assistance in converting your shares into ADSs. This offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of this offer and the Venezuelan offer and not withdrawn prior to the expiration date of the offers that number of shares and ADSs that, together with shares and ADSs owned by Primor and Purchaser at the expiration of the offers, represent at least 65% of the then outstanding shares, including shares represented by ADSs. See "INTRODUCTION" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SECURITIES? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

   We are offering to pay $8.501324822 per ADS, net to the seller in cash less any withholding taxes and without interest thereon. If you are the record owner of your ADSs and you tender your ADSs to us in this offer, you will not have to pay brokerage fees or similar expenses. If you own your ADSs through a broker or other nominee, and your broker tenders your ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "INTRODUCTION" and
Section 3.

ARE YOU MAKING A CONCURRENT OFFER FOR SHARES OF MAVESA COMMON STOCK IN THE VENEZUELAN MARKET?

   Yes. Concurrently with this offer in the United States, we are making the Venezuelan offer to purchase all outstanding shares of Mavesa common stock. The Venezuelan offer is open to all holders of shares. Tenders of ADSs are not accepted in the Venezuelan offer, and tenders of shares are not accepted in this offer. The Venezuelan offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of this offer and the Venezuelan offer and not withdrawn prior to the expiration date of the offers that number of shares and ADSs that, together with shares and ADSs owned by Primor and Purchaser at the expiration of the offers, represent at least 65% of the then outstanding shares, including shares represented by ADSs. See "INTRODUCTION" and Section 18.

WHY IS THERE A SEPARATE VENEZUELAN OFFER?

   U.S. and Venezuelan law each requires that tender offers comply with the rules and regulations of the home country. Since the U.S. and Venezuelan laws relating to tender offers are different and inconsistent in certain ways, we are making two separate offers. The terms and conditions of the two offers will be substantially similar and generally will differ only to the extent required by local customary market practice or Venezuelan or U.S. laws.

WHAT ARE THE PRINCIPLE DIFFERENCES IN THE RIGHTS OF HOLDERS OF MAVESA SECURITIES UNDER THE TWO OFFERS?

   Although the terms and conditions of the two offers are substantially similar, because of differences in law and market practice between the United States and Venezuela, the rights of tendering securityholders pursuant to the two offers are not identical. The most significant difference is that Venezuelan law provides for tender offers to be open for between 20 and 30 Venezuelan stock exchange trading days, with a possible aggregate of 30 Venezuelan stock exchange trading days of extensions of the offering period after the initial expiration date available under certain circumstances. U.S. law, on the other hand, may require under certain circumstances that this offer be kept open longer than the maximum 60 Venezuelan stock exchange trading days potentially available for the Venezuelan offer. While we presently intend to make the offer periods for the Venezuelan offer and this offer the same, it is possible that, due to requirements of applicable law or market practice, holders tendering in the Venezuelan offer will be paid either before or after holders tendering in this offer, although the price paid per share will be the same in both offers.

   Holders of shares who wish to tender their shares into this offer may do so by converting such shares into ADSs and tendering such ADSs into this offer. The Depositary for the ADSs has agreed not to charge any conversion fees to holders of shares who are U.S. persons who desire to convert their shares into ADSs for the purpose of tendering such ADSs into this offer. Please contact The Bank of New York or the information agent at the telephone numbers and addresses set forth on the back cover page if you need any assistance in converting your shares into ADSs. Conversely, holders of ADSs who wish to tender their ADSs into the Venezuelan offer may do so by converting such ADSs into shares and tendering such shares into the Venezuelan offer. See "INTRODUCTION".

WHAT DOES THE BOARD OF DIRECTORS OF MAVESA RECOMMEND REGARDING THIS OFFER?

   The board of directors of Mavesa (i) has determined that the terms of the this offer are fair to and in the best interests of holders of ADSs and (ii) recommends that all holders of ADSs accept this offer and tender their ADSs pursuant to this offer. See "INTRODUCTION".

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

   Purchaser will obtain the funds required to purchase shares and ADSs pursuant to the offers and for related costs and expenses from a syndicated bank financing and from its affiliates through intercompany loans and irrevocable cash advances for capital contributions. We will arrange for all such financings prior to the expiration date. See Section 6.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

   Because the form of payment consists solely of cash, the offers are for all of the outstanding shares and ADSs of Mavesa, and the offers are not conditioned on our ability to obtain financing, we do not think our financial condition is relevant to your decision whether to tender into this offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THIS OFFER?

   You will have until 4:00 p.m., New York City time (5:00 p.m., Caracas time), on Tuesday, March 27, 2001, to decide whether to tender your ADSs in this offer unless the offer is extended. Please be aware that if your ADSs are held by a broker, bank or other custodian, that entity may require notification before the expiration date in order to make timely delivery of your securities and any necessary tender documents. Further, if you cannot deliver everything that is required in order to make a valid tender of your ADSs by that time, you may be able to use a guaranteed delivery procedure with respect to your ADSs as described later in this offer to purchase. See
Section 3.

CAN THIS OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

   In the event that the conditions to our acceptance of the securities tendered into the offers have not been satisfied or waived, we may from time to time extend the expiration date of this offer and the Venezuelan offer to a later date, subject in the case of any extensions of the Venezuelan offer after its initial expiration date to the approval of Venezuela's securities commission, the Comision Nacional de Valores de Venezuela. See Sections 1 and 16.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THIS OFFER?

  . We are not obligated to purchase any ADSs that are tendered into this Offer unless, among other things, the number of shares and ADSs validly tendered into the offers and not withdrawn before the expiration date of the offers, together with shares and ADSs owned by us at the expiration of the offers, represent at least 65% of the then outstanding shares, including shares represented by ADSs. We call this condition the "minimum condition".

  . We are not obligated to purchase ADSs that are validly tendered into this offer if, among other things, there is a material adverse change in Mavesa or its business.

  . We are not obligated to purchase ADSs that are validly tendered into this offer if, among other things, the Purchaser has not accepted shares for purchase under the Venezuelan offer, unless the minimum condition could be satisfied through this offer.

  . We are not obligated to purchase ADSs that are validly tendered into this offer if, among other things, our acquisition of Mavesa has been objected to by Venezuelan antitrust authorities.

   This offer is also subject to a number of other conditions. We can waive some or all of the conditions to this offer; however, we can only waive the minimum condition in accordance with Venezuelan law. Under Venezuelan law, we may only waive the minimum condition by lowering it to 75% of the original percentage of shares, including shares represented by ADSs, sought in the offers or, in our case, 48.75% of the then outstanding shares, including shares represented by ADSs. See Sections 17 and 18.

HOW WILL I BE NOTIFIED IF THIS OFFER IS EXTENDED?

   If we decide to extend this offer, we will inform The Bank of New York (the receiving agent for the ADSs) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time (10:00 a.m., Caracas time), on the business day after the day on which the offer was scheduled to expire. See Section 1.

I HOLD AMERICAN DEPOSITARY RECEIPTS FOR MAVESA ADSs. HOW DO I PARTICIPATE IN THIS OFFER?

   If you hold American Depositary Receipts ("ADRs") for ADSs, complete and sign the ADS letter of transmittal and send it, together with the ADRs evidencing your ADSs and any other required documents to The Bank of New York at one of the addresses set forth on the back cover of this offer to purchase before the expiration of this offer. If you are unable to deliver any required document or instrument to The Bank of New York by the expiration of this offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by The Bank of New York within three New York Stock Exchange trading days. For the tender to be valid, however, The Bank of New York must receive the missing items within that three trading day period. See Section 3.

I HOLD MAVESA ADSs IN "STREET" NAME. HOW DO I PARTICIPATE IN THIS OFFER?

   If you hold Mavesa ADSs in "street" name, instruct your broker or custodian to arrange, before the expiration date of this offer, for the book-entry transfer of your ADSs into The Bank of New York's account at The Depository Trust Company. You will be provided with a form to instruct your broker or custodian to tender your ADSs. This form will also be available from the information agent. See Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED ADSs?

   You can withdraw ADSs at any time until this offer has expired and, if we have not by Sunday, April 22, 2001, agreed to accept your ADSs for payment, you can withdraw them at any time after such time until we accept ADSs for payment. See Sections 1 and 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED ADSs?

   To withdraw ADSs from this offer, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the receiving agent for ADSs while you still have the right to withdraw the ADSs. See Sections 1 and 4.

IF THE REQUISITE NUMBER OF OUTSTANDING SHARES AND ADSs ARE TENDERED INTO THE OFFERS AND ACCEPTED FOR PAYMENT, WILL MAVESA CONTINUE AS A PUBLIC COMPANY?

   We currently intend to cause Mavesa to maintain the listing of the shares of Mavesa common stock on the Caracas Stock Exchange. Subject to applicable laws and New York Stock Exchange rules, we intend to cause Mavesa to delist the ADSs from the New York Stock Exchange following consummation of the offers. Additionally, subject to applicable law and NYSE regulations, we also intend to cause Mavesa to cease being subject to the periodic reporting requirements provided for under SEC rules relating to publicly held companies.

IF I DECIDE NOT TO TENDER, HOW WILL THIS OFFER AFFECT MY ADSs?

   If the offers are consummated, the number of shares of Mavesa common stock and ADSs that are still in the hands of the public may be so small that there no longer will be an active public trading market or, possibly, any public trading market for either shares of Mavesa common stock or ADSs. As noted above, although we do currently intend to cause Mavesa to maintain the listing of the shares of Mavesa common stock on the Caracas Stock Exchange, we intend, subject to applicable laws and New York Stock Exchange rules, to cause Mavesa to delist the ADSs from the New York Stock Exchange following consummation of the offers. In any event, a reduction in the number of publicly traded ADSs and shares of Mavesa common stock could adversely affect liquidity, marketability and market value of the ADSs. Since the shares are the security that underlies the ADSs, any effect on the market for shares will have a corresponding effect on the market of ADSs. Furthermore, Mavesa may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 15.

WHAT IS THE MARKET VALUE OF MY ADSs AS OF A RECENT DATE?

   On February 20, 2001, the last full trading day before the date of this offer to purchase, the closing price of one ADS, representing 60 shares of Mavesa common stock, was $8.54. On January 8, 2001, the last full trading day before public announcement that a group of major Mavesa securityholders were in talks to sell their shares, the closing price of one ADS was $6.375. The purchase price per ADS being offered pursuant to this offer represents a premium of approximately 33.4% over the closing price on such date. The average closing price for one ADS for the ninety trading days preceding January 9, 2001, was $4.592. The purchase price per ADS being offered pursuant to this offer represents a premium of approximately 85.2% over the average closing price for those ninety days. We advise you to obtain a recent quotation for ADSs in deciding whether to tender your securities. See Section 9.

WHAT ARE CERTAIN UNITED STATES FEDERAL INCOME AND VENEZUELAN TAX CONSEQUENCES OF TENDERING ADSs?

   The receipt of cash for ADSs pursuant to this tender offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a holder who sells ADSs pursuant to this offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holders adjusted tax basis in the ADSs sold pursuant to the tender offer. Generally, gain on the sale of ADSs realized by a nonresident of Venezuela will not be subject to Venezuelan income tax. See Sections 7 and 8.

DO I HAVE A RIGHT TO PURCHASE SOME OF THE SHARES OF MAVESA COMMON STOCK, INCLUDING SHARES REPRESENTED BY ADSs, TENDERED INTO THE OFFERS?

   Yes. Mavesa's Estatutos (bylaws) provide that in the event of a tender or exchange offer for shares of Mavesa common stock, each holder of shares, or ADSs representing shares, has the right to acquire a number of shares accepted for purchase in such tender or exchange offer equal to such holder's proportional holdings of the outstanding shares, upon the same price, terms and conditions as are provided for under the tender or exchange offer. We have been advised that Mavesa intends to satisfy this requirement imposed by Mavesa's bylaws by including in its own mailing to you an election to purchase shares form which would allow you to purchase your respective proportional number of the shares (including shares represented by ADSs) tendered into the offers promptly following the expiration of both offers. Subject to the following sentence, you would be limited to purchasing a number of shares (including shares represented by ADSs) tendered into the offers that is proportional to the number of shares (including shares represented by ADSs) held by you immediately following the expiration of both offers. If you tender any of your shares or ADSs into either offer, you will thereby waive your rights under Mavesa's bylaws to purchase any of the shares and ADSs tendered into the offers with respect to the shares or ADSs tendered.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER?

   We do not have any present plans to effect a merger following the completion of this offer and the Venezuelan offer. We may decide, however, to purchase, directly or indirectly through affiliates, additional ADSs or shares of Mavesa common stock following completion of the offers, through open market purchases, privately negotiated transactions, additional tender offers or otherwise, at prices that may be more or less than those paid pursuant to the offers, in each case subject to applicable law. See the "INTRODUCTION" and Section 14.

IS PAYMENT OF THE PURCHASE PRICE GUARANTEED?

   In order to comply with requirements of Venezuelan law, Primor and Cerveceria Polar, C.A., an affiliate of Primor, have issued guarantees for the benefit of all holders of shares and ADSs who tender their securities into the offers. These guarantees are for an amount up to US$509,668,569 and are given as security for the payment of the purchase price for the shares and the ADSs in accordance with the terms and conditions of the offers. You may only seek payment of the purchase price pursuant to the guarantees in the event that the purchaser is unable to make payment of the purchase price under the offers. See
Section 11.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THIS OFFER?

   You may call Innisfree M&A Incorporated at (888) 750-5834 (toll free). Innisfree M&A Incorporated is acting as the information agent for this offer. See the back cover of this offer to purchase.

To all holders of Mavesa
American Depositary Shares:

                                  INTRODUCTION

   Primor Inversiones, C.A. ("Purchaser") hereby offers to purchase for cash all of the American Depositary Shares (the "ADSs") of Mavesa, S.A. ("Mavesa"). We will pay a price equal to US$8.501324822 per ADS, net to the seller in cash less any withholding taxes and without interest thereon and upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and the related ADS Letter of Transmittal (each of which, as amended or supplemented from time to time, together constitute the "U.S. Offer"). Each ADS represents 60 shares of Mavesa common stock ("Shares").

   Concurrently with the U.S. Offer, Purchaser is making an offer in Venezuela (the "Venezuelan Offer" and, together with the U.S. Offer, the "Offers") to purchase all of the outstanding Shares. The Offers are being made pursuant to the Shareholders Agreement dated as of January 21, 2001 (the "Shareholders Agreement") among Primor, Purchaser and certain holders of Shares and ADSs named therein. The Shareholders Agreement is more fully described in Section 13.

   The purchase price of US$8.501324822 per ADS being offered pursuant to the U.S. Offer (the "ADS Purchase Price") represents a premium of approximately 33.4% over the closing price of the ADSs on January 8, 2001 ($6.375), the last full trading day before public announcement that a group of major Mavesa securityholders were in talks to sell their shares (the "Public Announcement"). The ADS Purchase Price represents a premium of approximately 85.2% over the average closing price of the ADSs ($4.592) for the ninety trading days preceding the Public Announcement.

   Tendering holders of ADSs who are the record owners of their ADSs and tender directly to The Bank of New York (the "ADS Receiving Agent") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the ADS Letter of Transmittal, stock transfer taxes with respect to the purchase of ADSs pursuant to the U.S. Offer. Tendering holders of ADSs who hold their ADSs through a broker or bank should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of the ADS Receiving Agent and Innisfree M&A Incorporated (the information agent for the U.S. Offer) incurred in connection with the U.S. Offer. See Section 3.

   The Board of Directors of Mavesa (1) has determined that the terms of the U.S. Offer are fair to and in the best interests of the holders of ADSs and (2) recommends that all holders of ADSs accept the U.S. Offer and tender their ADSs pursuant to the U.S. Offer.

   The Offers are conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offers and not withdrawn prior to the expiration date of the Offers that number of Shares and ADSs that, together with Shares and ADSs owned by Primor and Purchaser at the expiration of the Offers, represent at least 65% of the then outstanding Shares, including Shares represented by ADSs (the "Minimum Condition"). The Offers are also subject to the satisfaction of certain other conditions. See Sections 17 and 18. Shares and ADSs tendered into the Offers which are used to effect exercises of the Right of First Refusal (as defined in Section 5) shall not be counted in determining whether or not the Minimum Condition has been met. See Section 5.

   The U.S. Offer is open to all holders of ADSs. The U.S. Offer is not open to holders of Shares. Holders of Shares may tender their Shares into the Venezuelan Offer, subject to the terms and conditions thereof. Holders of Shares who wish to convert their Shares into ADSs for the purpose of tendering such ADSs into the U.S. Offer may deposit their Shares with The Bank of New York, in its capacity as the depositary of the ADSs (the "Depositary"), and receive ADSs for such Shares. The ADSs may then be tendered pursuant to the U.S. Offer. The Depositary has agreed not to charge any conversion fees to holders of Shares who are U.S. persons who desire to convert their Shares into ADSs for the purpose of tendering ADSs into the U.S. Offer. Conversions between Shares and ADSs are governed by a deposit agreement dated May 18, 1993, as amended and restated among Mavesa, the Depositary and all holders of American Depositary Receipts ("ADRs") issued thereunder (the "Deposit Agreement").

   If you are a holder of ADSs and you wish to tender Shares in the Venezuelan Offer, you may present your ADSs to the Depositary in exchange for the underlying Shares. The Shares may then be tendered pursuant to the Venezuelan Offer. The exchange of ADSs for Shares is subject to such fees as may be imposed by the Depositary pursuant to the Deposit Agreement.

   The purpose of the Offers is to enable Primor to acquire control of Mavesa. We are making the Offers to acquire all of the outstanding Shares and ADSs.

   Under Venezuelan law, holders of Shares and ADSs do not have statutory appraisal or similar rights in connection with the Offers. Primor currently does not have any plans following completion of the Offers to propose any second-step merger or other business combination. Although Primor has no such plans, following the consummation of the Offers, Primor may decide to purchase, directly or indirectly through affiliates, additional ADSs or Shares through open market purchases, privately negotiated transactions, additional tender offers or otherwise, subject to, and to the extent permitted by, applicable law. There can be no assurance that Primor or any of its affiliates will effect any such purchases or as to the prices thereof, which could be higher or lower than or equal to the price to be paid pursuant to the Offers.

   Concurrently with the commencement of the U.S. Offer, Purchaser has commenced the Venezuelan Offer. The Venezuelan Offer is structured as a cash tender offer for all outstanding Shares, at the same per Share price as set forth in the U.S. Offer (taking into account the number of Shares represented by each ADS). In the event the price per Share in the Venezuelan Offer is increased, Purchaser shall make a corresponding increase to the price to be paid per ADS pursuant to the U.S. Offer (taking into account the number of Shares represented by each ADS).

   Venezuelan law currently prohibits the extension of the expiration date of the Venezuelan Offer to a date later than the 30th Venezuelan stock exchange trading day after the initial expiration date of the Venezuelan Offer. Under some circumstances (such as a change in the offer price or other material change in the terms of the U.S. Offer), U.S. law may require an extension of the expiration date of the U.S. Offer to a date later than such 30th Venezuelan stock exchange trading day after the initial expiration date of the Venezuelan Offer. In the event an extension is made to the U.S. Offer, Purchaser would attempt to obtain exemptive relief from the CNV to permit an equivalent extension of the Venezuelan Offer but there can be no assurance that it would be able to do so. If no relief were obtained, Venezuelan law may require that Purchaser pay for Shares tendered pursuant to the Venezuelan Offer prior to the date of payment for ADSs tendered pursuant to the U.S. Offer.

   Except as set forth on Schedule II to this Offer to Purchase and except pursuant to the Venezuelan Offer, Purchaser and its affiliates have not and will not purchase or make any arrangement to purchase Shares or ADSs outside of the U.S. Offer from January 22, 2001, until the expiration date of the U.S. Offer.

   Mavesa has agreed to call a meeting of its shareholders to be held within six business days of payment for Shares and ADSs tendered into the Offers. The purpose of such meeting will be to elect persons designated by Purchaser to Mavesa's Board of Directors and to appoint statutory auditors. Purchaser will be entitled, and presently intends, to designate all members of the Board of Directors of Mavesa, unless a shareholder or group of shareholders holds 20% or more of the outstanding Shares. Under Venezuelan law, such shareholder or group of shareholders would be entitled to elect a number of members of the Board of Directors of Mavesa that is proportional to the holding of such shareholder or group of shareholders. In any event, Purchaser believes that it will have the ability to elect at least a majority of the members of the Board of Directors of Mavesa.

   Asociacion Civil para Beneficios Laborales (Socibela), a not-for-profit entity whose board is appointed by Primor and certain of its affiliates and which manages retirement funds for the employees of Primor and certain of its affiliates, owns 4,944,600 Shares as of February 1, 2001. This entity intends to tender all of its Shares into the Offers. Additionally, as of February 1, 2001, four affiliates of Primor own 3,600,000 Shares in the aggregate. These affiliates also intend to tender their Shares into the Offers.

   The U.S. Offer and the Venezuelan Offer are currently scheduled to expire at 4:00 p.m., New York City time (5:00 p.m., Caracas time), on Tuesday, March 27, 2001.

   Payment for ADSs purchased pursuant to the U.S. Offer will be made in U.S. dollars. Payment for Shares purchased pursuant to the Venezuelan Offer will be made, upon the election of the tendering shareholder, in either U.S. dollars or in Venezuelan Bolivares (converted from U.S. dollars at an exchange rate in effect on the date of payment of consideration under the Venezuelan Offer).

   The Offers have not been approved or disapproved by the Securities and Exchange Commission ("SEC") or any securities commission of any state of the United States, nor has the SEC or any state securities commission passed upon the fairness or merits of this offer nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

   General Information. According to information provided to Purchaser by Mavesa, as of January 21, 2001, there were 3,597,099,839 Shares outstanding (including shares represented by ADSs). According to information provided to Purchaser by Mavesa, as of January 30, 2001, there were 30,193,522 ADSs outstanding, representing 1,811,611,320 Shares, or approximately 50.4% of the total number of Shares outstanding. As of the date hereof, Primor beneficially owns 500 Shares and 50 ADSs. See Schedule II to this Offer to Purchase, which is hereby incorporated by reference. Accordingly, the Purchaser believes that the Minimum Condition would be satisfied if approximately 2,338,111,396 Shares (including Shares represented by ADSs) were validly tendered into the Offers and not withdrawn prior to the expiration of the Offers.

   Except as described in this Offer to Purchase, neither Primor nor Purchaser, nor to the best of our knowledge, any of the persons listed on Schedule I hereto beneficially owns or has any right to acquire, directly or indirectly, any equity securities of Mavesa.

   This Offer to Purchase and the related ADS Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the U.S. Offer.

        EXEMPTIONS REQUESTED FROM THE SECURITIES AND EXCHANGE COMMISSION

   Primor has requested from the Securities and Exchange Commission ("SEC"), and has been granted, certain exemptive relief from the provisions of Rule 14d-10(a)(1) and Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and has requested that the staff of the SEC confirm, and the staff of the SEC has confirmed, that it will not recommend that the SEC take any enforcement action pursuant to Rule 14d-4(d), Rule 14d-6(c), Rule 14e-1(b) and Rule 14e-1(c) under the Exchange Act if Purchaser does not comply with such rules.

   Rule 14d-10(a)(1) provides that no person shall make a tender offer unless the offer is open to all security holders of the class of securities subject to the tender offer. The U.S. Offer is open to all holders of ADSs and excludes holders of Shares while, conversely, the Venezuelan Offer is open to all holders of Shares and excludes holders of ADSs. Accordingly, in the absence of exemptive relief, the application of Rule 14d-10(a)(1) could potentially have been construed to prohibit Primor and its affiliates from proceeding with the dual structure of the Offers. The exemption from Rule 14d-10(a)(1) permits us and our affiliates to purchase pursuant to the U.S. Offer only ADSs and to purchase pursuant to the Venezuelan Offer only Shares.

   Among other things, Rule l4e-5 prohibits a person making a cash tender offer for an equity security registered under Section 12 of the Exchange Act from directly or indirectly purchasing or making any arrangement to purchase such security or any security convertible into, or exchangeable for such security, otherwise than pursuant to the tender offer, from the time the offer is publicly announced until its expiration. Accordingly, in the absence of the exemptive relief, the application of Rule 14e-5 may have been construed to prohibit Primor and its affiliates from purchasing Shares in the Venezuelan Offer. The exemption from Rule 14e-5 permits us and our affiliates: (1) to purchase Shares pursuant to the Venezuelan Offer during, but outside, the U.S. Offer; and (2) to enter into such arrangements and agreements and to take such other steps as may be necessary or advisable to effect the Venezuelan Offer.

   Rule 14d-4(d) and Rule 14d-6(c) require that, in the event that a person who makes an offer makes a material change to the terms or conditions of a tender offer, the offeror extend the tender offer and disseminate the material change to security holders. Under Venezuelan law, however, any extension of the period during which a tender offer is open is at the discretion of the CNV. The "no action" position of the staff of the SEC with respect to enforcement of Rule 14d-4(d) and Rule 14d-6(c) allows us to make material changes to the Venezuelan Offer and only make those extensions to the period that the Venezuelan Offer is open as are authorized by the CNV. Notwithstanding this relief, in the event that Primor and Purchaser do make material changes pursuant to the Venezuelan Offer, they shall nonetheless request that the CNV permit an extension of the Venezuelan Offer in accordance with the terms of Rule 14d-4(d) and Rule 14d-6(c).

   Rule 14e-1(b) provides that a person who makes a tender offer for an equity security may not increase or decrease the percentage of the class of securities sought or the consideration offered or the dealer's soliciting fee unless the tender offer remains open for at least 10 business days from the date that notice of such increase or decrease is first published or sent or given to security holders. Under Venezuelan law, however, any extension of the period during which a tender offer is open is at the discretion of the CNV. The "no action" position of the staff of the SEC with respect to enforcement of Rule 14e-1(b) allows us to make such increases or decreases pursuant to the Venezuelan Offer and only make those extensions to the period that the Venezuelan Offer is open as are authorized by the CNV. Notwithstanding this relief, in the event that Primor and Purchaser do make any such increases or decreases pursuant to the Venezuelan Offer, they shall nonetheless request that the CNV permit an extension of the Venezuelan Offer in accordance with the terms of Rule 14e-1(b).

   Rule 14e-1(c) provides that a person who makes a tender offer for a class of equity securities may not fail to pay the considered offered or return the securities deposited by or on behalf of the security holders promptly after the termination or withdrawal of the tender offer. Venezuelan law and practice, on the other hand, provide that an offeror must pay for securities tendered into an offer within five Venezuelan stock exchange trading days following the settlement of the purchase of the securities on the Caracas Stock Exchange. Such settlement is effected through a special session of the Caracas Stock Exchange and must be made pursuant to the rules and regulations thereof. Such settlement typically occurs on or before the fifth Venezuelan stock exchange trading day following the expiration date of an offer. Consequently, Venezuelan market practice could be in direct conflict with Rule 14e-1(c). The relief with respect to Rule 14e-1(c) permits us to pay for securities tendered pursuant to the Venezuelan Offer pursuant to Venezuelan law and market practice.

         ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

   Primor and Purchaser are incorporated under the laws of the Bolivarian Republic of Venezuela. All of their directors and executive officers are non-residents of the United States. Substantially all of their assets and all or a substantial portion of the assets of their executive officers are located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon them or such persons with respect to matters arising under U.S. securities laws or to enforce against them in U.S. courts judgments of U.S. courts predicated upon civil liability under such securities laws. Primor and Purchaser have been advised by their Venezuelan legal counsel, d'Empaire Reyna Bermudez & Asociados, that judgments of United States courts are enforceable in Venezuela provided they meet the requirements set forth in Venezuelan procedural law and that the relevant obligation resulting from such judgment is not contrary to Venezuelan public policy.

                                FOREIGN CURRENCY

   In this document, references to "United States dollars", "U.S. dollars", "US$", "$" or "dollars" are to U.S. currency and references to "Venezuelan Bolivares", "Bolivares" or "Bs." are to Venezuelan currency.

                           FORWARD LOOKING STATEMENTS

   This Offer to Purchase, including any documents incorporated by reference, contains statements that constitute forward looking statements. These statements appear throughout this Offer to Purchase and such documents and include statements regarding the intent, belief or current expectations of us and our management, including with respect to our strategy following completion of the offers, our plans with respect to the acquisition of Mavesa and the impact of that acquisition, if successful, upon Mavesa's financial condition and results of operation. Such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described in such forward looking statements.

                                 THE U.S. OFFER

1. Terms of the U.S. Offer; Expiration Date.

   Upon the terms and subject to the conditions set forth in the U.S. Offer, Purchaser will accept for payment and pay for all ADSs that are validly tendered on or prior to the Expiration Date and not withdrawn as provided in Sections 2 or 4. The term "Expiration Date" shall mean 4:00 p.m., New York City time (5:00 p.m., Caracas time) on Tuesday, March 27, 2001, unless Purchaser shall have extended the period of time for which the U.S. Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the U.S. Offer, as so extended by Purchaser, shall expire. Venezuelan regulations applicable to tender offers currently prohibit, in the absence of a competing offer, the extension of the expiration date of the Venezuelan Offer to a date later than 30 Venezuelan stock exchange trading days after the initial expiration date of the Venezuelan Offer. Except as required by applicable law and regulations, Purchaser does not presently intend to extend the Expiration Date to a time or date later than the expiration date of the Venezuelan Offer.

   The U.S. Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Sections 17 and 18. The Purchaser may waive any or all of the conditions to its obligation to purchase Shares or ADS pursuant to the Offers, subject to the limitation that the Minimum Condition may only be waived in accordance with Venezuelan law. Under Venezuelan law, Purchaser may only waive the Minimum Condition by lowering it to 75% of the original percentage of Shares, including Shares represented by ADSs, sought in the Offers or, in this case, 48.75%. See Section 18. If, by the initial Expiration Date or any subsequent Expiration Date, any such condition is not satisfied, Purchaser may (1) terminate the U.S. Offer and return all tendered ADSs to tendering holders, (2) extend the U.S. Offer and, subject to withdrawal rights as set forth in Section 4, retain all such ADSs until the expiration of the U.S. Offer as so extended, (3) waive such conditions (other than the Minimum Condition, which may only be waived in accordance with Venezuelan law) and, subject to any requirement to extend the period of time during which the U.S. Offer is open, purchase all ADSs validly tendered on or prior to the Expiration Date and not withdrawn or (4) subject to applicable law, delay acceptance for payment or payment for Shares and ADSs, until satisfaction or waiver of the conditions to the U.S. Offer. For a description of Purchaser's right to extend the period of time during which the U.S. Offer is open and to delay or terminate the U.S. Offer, see Section 16.

   Any extension, delay, termination, waiver or amendment of the U.S. Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time (10:00 a.m., Caracas time), on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

   If Purchaser extends the U.S. Offer or if Purchaser is delayed in its acceptance for payment of or payment for ADSs or it is unable to pay for ADSs pursuant to the U.S. Offer for any reason, then, without prejudice to Purchasers rights under the U.S. Offer, the ADS Receiving Agent may retain tendered ADSs on behalf of the Purchaser, and such ADSs may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for ADSs that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

   Mavesa has provided the Purchaser with Mavesa's securityholder list and security position listing for the purpose of disseminating the U.S. Offer to holders of ADSs. This Offer to Purchase and the related ADS Letter of Transmittal will be mailed to all record holders of ADSs, and will be furnished, for subsequent transmittal to all beneficial holders of ADSs, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

   If Purchaser makes a material change to the terms of the U.S. Offer or the information concerning the U.S. Offer, or if it waives a material condition of the U.S. Offer, Purchaser will disseminate additional tender offer materials and extend the U.S. Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the U.S. Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SECs view, an offer generally should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of ADSs and Shares being sought or increases the consideration offered pursuant to the U.S. Offer, and if the U.S. Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to shareholders, the U.S. Offer will be extended at least until the expiration of such tenth business day.

2. Acceptance for Payment.

   Upon the terms and subject to the conditions of the U.S. Offer, Purchaser will accept for payment and pay for ADSs validly tendered and not withdrawn on or prior to the Expiration Date as soon as practicable after the later of the Expiration Date and the satisfaction or waiver of the conditions set forth in
Section 17. In addition, Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment or payment for ADSs in order to comply in whole or in part with any applicable law. See Sections 16 and 17 for a description of Purchaser's right to extend the period of time during which the U.S. Offer is open, to terminate the U.S. Offer and not accept for payment or payment for ADSs, or to delay acceptance for payment or payment for ADSs.

   For purposes of the U.S. Offer, Purchaser shall be deemed to have accepted ADSs tendered into the U.S. Offer for payment when, as and if Purchaser gives oral or written notice to the ADS Receiving Agent of its acceptance of the tenders of such ADSs. Payment for ADSs accepted for payment pursuant to the U.S. Offer will be made by depositing the purchase price with the ADS Receiving Agent, which will act as agent for the tendering ADS holders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering holders. In all cases, payment for ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the ADS Receiving Agent of such ADSs or of a confirmation of a book-entry transfer of such ADSs into the ADS Receiving Agent's account at the Book-Entry Transfer Facility (as defined in Section 3), a properly completed and duly executed ADS Letter of Transmittal (or copy thereof) or an Agent's Message (as defined in Section 3 in the case of a book-entry transfer) and all other required documents. For a description of the procedure for tendering ADSs pursuant to the U.S. Offer, see Section 3. In addition, payment may be made to tendering holders at different times if delivery of the ADSs and other required documents occur at different times.

   If the consideration to be paid for Shares pursuant to the Venezuelan Offer is increased, the Purchaser will make a corresponding increase to the price to be paid per ADS (taking into account the number of Shares represented by each ADS) purchased pursuant to the U.S. Offer.

   Under no circumstances will interest be paid on the purchase price for ADSs, regardless of any delay in making such payment.

   Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase ADSs tendered pursuant to the U.S. Offer, but any such transfer or assignment will not relieve Purchaser of its obligation under the U.S. Offer or prejudice the rights of tendering holders of ADSs to receive payment for ADSs validly tendered and accepted for payment.

   If any tendered ADSs are not purchased pursuant to the U.S. Offer for any reason, or if ADRs are submitted for more ADSs than are tendered, such unpurchased or untendered ADSs will be returned (or, in the case of ADSs tendered by book-entry transfer, such ADSs will be credited to an account maintained at one of the book-entry transfer facilities), without expense to the tendering holder of ADSs, as promptly as practicable following the expiration or termination of the U.S. Offer.

3. Procedure for Tendering ADSs in the U.S. Offer

   Valid Tender. In order for a holder of ADSs to validly tender ADSs pursuant to the U.S. Offer, such holder must, prior to the Expiration Date, either comply with the procedures set forth under Guaranteed Delivery or the following procedures:

  . The ADS holder must properly complete and duly execute the ADS Letter of Transmittal (or copy thereof);

  . The ADS holder must send the ADS Letter of Transmittal (or copy thereof) and all other documents required by such letter to the ADS Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase;

  . The ADS Receiving Agent must receive at one of its addresses the ADS Letter of Transmittal (or copy thereof) and all other documents required by such letter; and

  . The ADS Receiving Agent must receive the ADSs being tendered by the holder or such ADSs must be delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery must be received by the ADS Receiving Agent, including an Agent's Message (as defined below) if the tendering ADS holder has not delivered an ADS Letter of Transmittal.

   The term Agent's Message means a message, transmitted by the Book-Entry Transfer Facility (as hereinafter defined) to and received by the ADS Receiving Agent and forming a part of a book-entry confirmation ("Book-Entry Confirmation") which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   Book-Entry Delivery. The ADS Receiving Agent will establish an account with respect to the ADSs at The Depositary Trust Company (referred to as the Book-Entry Transfer Facility) for purposes of the U.S. Offer within two business days after the date of commencement of this U.S. Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the ADS Receiving Agent's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of ADSs may be effected through book-entry transfer, the ADS Letter of Transmittal (or copy thereof) properly completed and duly executed, together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the ADS Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the ADS Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the ADS Receiving Agent.

   Partial Tenders. If fewer than all of the ADSs delivered to the ADS Receiving Agent are to be tendered, the holder thereof should so indicate by filling in the number of ADSs which are to be tendered in the box entitled Number of ADSs Tendered in the ADS Letter of Transmittal. In such case, new ADRs for the untendered ADSs represented by the old ADRs will be sent to the person(s) signing such ADS Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered ADSs are purchased. All ADSs delivered to the ADS Receiving Agent will be deemed to have been tendered unless otherwise indicated. See Instruction 4 of the ADS Letter of Transmittal.

   Signature Guarantees. Except as otherwise provided in the next sentence, all signatures on the ADS Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in a Medallion Signature Guarantee Program (an Eligible Institution). Signatures on the ADS Letter of Transmittal need not be guaranteed (1) if the ADS Letter of Transmittal is signed by the registered holder of the ADSs tendered therewith and such holder has not completed the box entitled Special Delivery Instructions or the box entitled Special Payment Instructions on the ADS Letter of Transmittal or (2) if such ADSs are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the ADS Letter of Transmittal.

   If the ADSs are registered in the name of a person other than the signer of the ADS Letter of Transmittal, then the tendered ADRs must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered owner or owners appear on the ADRs, with the signatures on the ADRs or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the ADS Letter of Transmittal.

   Guaranteed Delivery. If an ADS holder desires to tender ADSs pursuant to the U.S. Offer and cannot deliver such ADSs and all other required documents to the ADS Receiving Agent on or prior to the Expiration Date, or such holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such ADSs may nevertheless be tendered if all of the following conditions are met:

  (1) such tender is made by or through an Eligible Institution;

  (2) a properly completed and duly executed ADS Notice of Guaranteed Delivery substantially in the form provided by Purchaser is received by the ADS Receiving Agent (as provided below) on or prior to the Expiration Date; and

  (3) the ADRs representing such ADSs (or a confirmation of a book-entry transfer of such ADSs into the ADS Receiving Agent's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed ADS Letter of Transmittal, with any required signature guarantee, or an Agent's Message and any other documents required by the ADS Letter of Transmittal (or copy thereof), are received by the ADS Receiving Agent within three business days after the date of execution of the ADS Notice of Guaranteed Delivery.

   The ADS Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the ADS Receiving Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

   Notwithstanding any other provisions hereof, payment for ADSs accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the ADS Receiving Agent of ADRs representing such ADSs, or of book-entry confirmation with respect thereto, a properly completed and duly executed ADS Letter of Transmittal (or copy thereof), together with any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message) and any other documents required by the ADS Letter of Transmittal. Accordingly, payment might not be made to all tendering holders at the same time and will depend upon when certificates representing such ADSs are received by the ADS Receiving Agent or book-entry confirmation with respect to such ADSs are received into the ADS Receiving Agent's account at the Book-Entry Transfer Facility.

   The method of delivery of ADSs and all other required documents, including through the Book-Entry Transfer Facility is at the option and risk of the tendering ADS holder and the delivery will be deemed made only when actually received by the ADS Receiving Agent. In all cases, sufficient time should be allowed to ensure a timely delivery. If certificates representing ADSs are sent by mail, registered mail with return receipt requested, properly insured, is recommended.

   Pursuant to the terms of the ADS Letter of Transmittal, the ADS Receiving Agent, among other things, shall take all actions required to (i) sell the ADSs to Purchaser (or, if applicable, to sell the Shares underlying the ADSs to the holders of ADSs that exercised their Right of First Refusal pursuant to Article 6 of Mavesa's bylaws, as discussed below in Section 5), (ii) transfer the ADSs to Purchaser (or, if applicable, to transfer the Shares underlying the ADSs to the holders of Shares that exercised their Right of First Refusal), (iii) coordinate the issuance of checks for payment of the ADSs, (iv) transfer the payment to the tendering holders of ADSs, and (v) in general, take all necessary actions related to the U.S. Offer.

   Appointment as Proxy. By executing the ADS Letter of Transmittal as set forth above (including through delivery of an Agent's Message), the tendering ADS holder will irrevocably appoint, with respect to the ADSs purchased by Purchaser, designees of Purchaser as such ADS holder's attorneys-in-fact and proxies in the manner set forth in the ADS Letter of Transmittal, each with full power of substitution, to the full extent of such ADS holder's rights with respect to the ADSs tendered by such ADS holder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other ADSs or securities issued or issuable in respect thereof or the Shares underlying such ADSs on or after the date hereof (collectively, Distributions). All such proxies will be considered coupled with an interest in the tendered ADSs. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment ADSs tendered by such ADS holder as provided herein. All such powers of attorney and proxies will be irrevocable, will be coupled with an interest and will be deemed granted in consideration of the acceptance for payment by Purchaser of ADSs tendered in accordance with the terms of the U.S. Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such ADS holder with respect to such ADSs (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such ADS holder (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the ADSs purchased by Purchaser, thereby be empowered to exercise all voting and other rights with respect to such ADSs (and any and all Distributions), including, without limitation, in respect of any ordinary or extraordinary meeting of Mavesa's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for ADSs to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such ADSs, Purchaser must be able to exercise full voting, consent and other rights with respect to such ADSs (and any and all Distributions), including voting at any meeting of stockholders.

   Backup Withholding. Under the backup withholding provisions of U.S. federal income tax law, unless a tendering holder of ADSs satisfies the conditions described in Instruction 11 of the ADS Letter of Transmittal or is otherwise exempt, the cash payable as a result of the U.S. Offer may be subject to U.S. backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each holder should complete, sign and deliver the Substitute Form W-9 provided in the ADS Letter of Transmittal prior to receipt of any payment or, if such holder is under U.S. federal income tax law a non-resident alien individual or foreign entity not subject to backup withholding, such holder should complete, sign and deliver an Internal Revenue Service Form W-8BEN prior to receipt of any payment. See Instruction 11 of the ADS Letter of Transmittal.

   Representations by ADS Holder. The tender of ADSs pursuant to any one of the procedures described above will constitute the tendering ADS holder's acceptance of the terms of the U.S. Offer, as well as the tendering ADS holder's representation and warranty that:

  . such ADS holder owns the ADSs being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act;

  .  the tender of such ADSs complies with Rule 14e-4; and

  . such ADS holder has the full power and authority to tender and assign the ADSs tendered, all as specified in the ADS Letter of Transmittal.

   Purchaser's acceptance for payment of ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between the tendering ADS holder and Purchaser upon the terms and subject to the conditions of the U.S. Offer.

   All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Purchaser reserves the right to reject any or all tenders of ADSs determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the right to waive any defect or irregularity in any tender of ADSs. None of Purchaser, the ADS Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender or incur any liability for failure to give any such notification.

   All ADSs delivered to the ADS Receiving Agent will be deemed to have been tendered unless otherwise indicated. See Instruction 4 of the ADS Letter of Transmittal.

   If you have any questions about the procedure for tendering ADSs or need additional copies of the Offer to Purchase, the ADS Letter of Transmittal or other documents, please telephone the Information Agent toll free at (888) 750-5834 or collect at (212) 750-5833.

4. Withdrawal Rights

   Tenders of ADSs made pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after Sunday, April 22, 2001, unless previously accepted for payment as provided in this Offer to Purchase. If Purchaser extends the period of time during which the U.S. Offer is open, is delayed in accepting for payment or paying for ADSs or is unable to accept for payment or pay for ADSs pursuant to the U.S. Offer for any reason, then, without prejudice to Purchaser's rights under the U.S. Offer, the ADS Receiving Agent may, on behalf of Purchaser, retain all ADSs tendered, and such ADSs may not be withdrawn except as otherwise provided in this Section 4.

   For the withdrawal of tendered ADSs to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the ADS Receiving Agent at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of ADSs, if different from that of the person who tendered such ADSs. If the ADSs to be withdrawn have been delivered to the ADS Receiving Agent, a signed notice of withdrawal with (except in the case of ADSs tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such ADSs. In addition, such notice must specify, in the case of ADSs tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular certificates representing the ADSs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs. Withdrawals may not be rescinded and ADSs withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. Withdrawn ADSs may be re-tendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

   If Purchaser extends the U.S. Offer, is delayed in its acceptance for payment of ADSs or is unable to accept ADSs for payment pursuant to the U.S. Offer for any reason, then, without prejudice to Purchasers rights under the U.S. Offer, the ADS Receiving Agent may, nevertheless, on behalf of Purchaser, retain tendered ADSs, and such ADSs may not be withdrawn except to the extent that tendering holders are entitled to withdrawal rights as described herein.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, the ADS Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. The Right of First Refusal

   Section 6 of Mavesa's Estatutos (bylaws) provide that in the event of a tender or exchange offer for Shares, each holder of Shares (or of ADSs) has the right (the "Right of First Refusal") to acquire a number of Shares tendered into such tender or exchange offer equal to such holder's proportional holdings of the outstanding Shares, upon the same price, terms and conditions as are provided for under the tender or exchange offer. We have been advised that Mavesa intends to satisfy this requirement imposed by Mavesa's bylaws by including in Mavesa's mailing to you an Election to Purchase Shares form which would allow you to purchase your respective proportional number of the Shares (including Shares represented by ADSs) tendered into the Offers promptly following the consummation of both Offers.

   Subject to the following sentence, if you exercise your right to purchase Shares, you would be limited to purchasing a number of Shares (including Shares represented by ADSs) tendered into the Offers that is proportional to the number of Shares (including Shares represented by ADSs) held by you immediately following the expiration of both Offers. If you tender any of your Shares or ADSs into either Offer, you will thereby waive your rights under Mavesa's bylaws to purchase any of the Shares and ADSs tendered into the Offers.

   Any Mavesa securityholder that wishes to exercise the right to purchase Shares under Section 6 of Mavesa's Bylaws must submit a properly completed and executed Election to Purchase Shares form to Provincial Casa de Bolsa, S.A. by 11:00 a.m., New York City time (12:00 noon, Caracas time), on the expiration date of the Venezuelan Offer and follow the procedures established by Mavesa in connection therewith. If you fail to comply with the terms and procedures established by Mavesa, you will waive your rights under Mavesa's bylaws to purchase any of the Shares and ADSs tendered into the Offers.

   Notwithstanding anything to the contrary herein, you will only be entitled to purchase a proportional amount of (x) the Shares tendered into the Venezuelan Offer if the Purchaser pays for the Shares tendered into the Venezuelan Offer and (y) the Shares represented by ADSs tendered into the U.S. Offer if the Purchaser pays for the ADSs tendered into the U.S. Offer.

   If you have exercised your rights under Section 6 of Mavesa's bylaws and you fail to purchase Shares for any reason whatsoever, you will waive your rights under Mavesa's bylaws to purchase any of the Shares and ADSs tendered into the Offers and Primor will acquire the Shares under the terms and conditions of the Offers.

   Shares and ADSs tendered into the Offers which are used to effect exercises of the Right of First Refusal shall not be counted in determining whether or not the Minimum Condition has been met.

6. Source and Amount of Funds.

   The total amount of funds required by the Purchaser to purchase all of the Shares and ADSs sought pursuant to the Offers is estimated to be approximately $522.5 million, consisting of $509.7 million for consideration payable to holders of Shares and ADSs (assuming all outstanding Shares and ADSs are tendered into the Offers) and $12.8 million for related costs and expenses. Purchaser will obtain such funds from a syndicated bank financing and from its affiliates.

   Purchaser has entered into a commitment letter (the "Commitment Letter") with Citibank, N.A. ("Citibank") and Salomon Smith Barney Inc. ("SSBI" and, together with Citibank, "Citi/SSB") relating to a

$200 million three-year unsecured bank facility (the "Credit Facility"). With respect to the remaining $322.5 million in funds required to purchase all of the Shares and ADSs sought pursuant to the Offers, Purchaser will obtain approximately $222.5 million from its affiliates through intercompany loans and an additional $100 million will be obtained by Purchaser from Primor through an irrevocable cash advance by Primor for future capital contributions to Purchaser. Primor and Purchaser will have arranged for all such financing prior to the Expiration Date.

   The Commitment Letter provides for two possible structures for the Credit Facility. Under the first structure, Citibank and Corporacion Andina de Fomento ("CAF") would underwrite $150 million and $50 million of the Credit Facility, respectively. CAF, headquartered in Caracas, Venezuela, is a multilateral financial institution which promotes the sustainable development of its shareholder countries and Andean regional integration by providing multiple financial services to governments of shareholder countries, public and private companies and financial institutions. CAF is currently the leading source of multilateral financing for Andean countries. In the event that CAF decides not to participate in the Credit Facility, then Citibank will structure the Credit Facility as a political risk insured transaction, as further described below. On February 19, 2001, CAF announced that it had approved its participation in a $200 million loan to Primor.

   Under either structure, Citibank may syndicate the Loan Facility through SSBI. SSBI has reserved the right to change at any time any or all of the terms and conditions (but not the aggregate amount) of the Credit Facility if such changes are advisable in SSBI's reasonable judgement to ensure that the Credit Facility is successfully syndicated such that Citibank's commitment under the Credit Facility is reduced to $50 million.

   Citibank's obligation under the Commitment Letter to enter into the Credit Facility is subject to the satisfaction of certain conditions, including the following: (i) the execution of mutually acceptable loan documentation; the capitalization or equity increase of Primor Alimentos by its shareholders in an amount of at least Bs.60 billion; (ii) the absence of (A) any material adverse change in the business, condition (financial or otherwise), operations, performance, or properties of Primor, Purchaser and certain of their affiliates who will guarantee Purchaser's obligations under the Credit Facility since December 31, 2000, and (B) any material adverse change in loan syndication, financial or capital market conditions generally that, in the reasonable judgment of SSBI, would materially impair syndication of the Credit Facility;
(iii) the accuracy and completeness of all representations that Purchaser makes to Citi/SSB and all information that Purchaser furnishes to Citi/SSB and the Purchasers compliance with the terms of the Commitment Letter; (iv) the payment in full of all fees, expenses and other amounts payable under the Commitment Letter; (v) satisfactory completion of corporate or legal due diligence; (vi) in the case of the first structure for the Credit Facility only, the receipt of CAF approval to provide $50 million in financing under the Credit Facility;
(vii) no Events of Default (as described below) or events which, with the giving of notice or passage of time or both, would be Events of Default, have occurred and are continuing or would result from the Credit Facility; (viii) delivery of Purchaser's list of assets pledged to secure any financing, as of the date of closing of the Credit Facility; (ix) all necessary, and/or appropriate governmental and third party approvals being obtained and in full force and effect; (x) no law, regulation or decree that imposes materially adverse conditions upon the Credit Facility; (xi) neither the Credit Facility nor the transactions contemplated by the Credit Facility will conflict with, violate or result in a default under any contract, agreement or instrument to which the Purchaser is a party; and (xii) the absence of any pending or threatened litigation, investigation or proceeding that may constitute a material adverse event for the Purchaser, the guarantors and their subsidiaries taken as whole.

   Citibank's commitment under the Commitment Letter will terminate on the earlier of (i) the date the loan documentation relating to the Credit Facility becomes effective, (ii) March 31, 2001, and (iii) the date upon which any event occurs or information becomes available that, in Citibank's reasonable judgment, results or is likely to result in the failure to satisfy any condition set forth in the immediately preceding paragraph.

   The following are some of the material terms of the Credit Facility:

 1. INTEREST

   The Credit Facility will bear interest at a rate equal to 3 or 6-month LIBOR (London Interbank Offered Rate) plus the applicable margin determined by Purchaser at the closing of the Credit Facility. The applicable margins for year one, year two and year three will be 2.0%, 2.5% and 2.8%, respectively. Interest will be payable quarterly or semi-annually in arrears at the end of each interest period. A default interest rate applicable in the event of a default is equal to 2.0% per annum in addition to the aforementioned interest rate.

 2. COVENANTS

   It is contemplated that the Credit Facility will contain customary financial covenants, including the following: (i) preservation of corporate existence and business activities; (ii) compliance with laws and regulations; (iii) payment of taxes and other liabilities; (iv) performance of obligations under the loan documentation; (v) visitation rights to corporate facilities; (vi) maintenance of books and records; (vii) maintenance of necessary properties, authorizations, licenses, franchises and insurance; (viii) restrictions on change in conduct of business and consolidation, mergers and sale of assets;
(ix) negative pledge, limitation on liens, mergers, consolidations and divestiture; (x) certain customary reporting requirements; (xi) taking all actions to ensure that obligations under the Credit Facility rank at all times pari passu with all other unconditional and unsubordinated indebtedness of the Purchaser; (xii) financial covenants; (xiii) limitation on transactions with affiliates; and (xiv) use of proceeds.

 3. REPRESENTATIONS AND WARRANTIES

   It is contemplated that the Credit Facility will contain customary representations and warranties, including: (i) corporate status and authority;
(ii) execution, delivery and performance of loan documentation that does not violate applicable laws or existing agreements and does not result in the imposition of liens; (iii) government and regulatory approvals; (iv) the absence of any pending or threatened litigation, investigation or proceeding that may constitute a material adverse event; (v) the absence of a material adverse event; (vi) obligations of Purchaser under the loan documentation are and will be unconditional, unsecured and unsubordinated obligations and do rank and will rank at least pari-passu with other present and future senior unsecured and unsubordinated indebtedness of Purchaser; (vii) accuracy of information, including Purchaser's financial statements; (viii) material compliance with applicable laws and regulations; (ix) legality, validity, binding effect and enforceability of the loan documentation; and (x) no violation of applicable law or material agreements.

 4. EVENTS OF DEFAULT

   It is contemplated that the Credit Facility will contain customary events of default, including: (i) failure to pay principal when due and interest and other amounts within three business days when due; (ii) representations or warranties being materially incorrect; (iii) failure to comply with covenants under loan documentation; (iv) cross-default to other indebtedness on principal aggregating amount of $10 million; (v) material unsatisfied judgment or order;
(vi) if loan documentation becomes unenforceable; (vii) change in corporate structure; (viii) change of control; and (ix) reorganization, liquidation or voluntary or involuntary bankruptcy or insolvency proceedings or other adverse actions.

 5. CERTAIN OTHER TERMS

   The indebtedness under the Credit Facility will rank at least pari passu in right of payment with all other senior unsecured indebtedness of Purchaser. The maturity date for the Credit Facility will be three years from the date of the closing of the Credit Facility. The Credit Facility may be prepaid all or in part on any interest payment date with at least 30-days advance notice in amounts equal to at least $5 million, subject to compliance with to-be agreed upon yield protection provisions. The Credit Facility will be governed by New York law.

 6. ALTERNATIVE STRUCTURE

   In the event that CAF decides not participate in the Credit Facility as described above, then Citibank will structure the Credit Facility as a political risk insured transaction with substantially comparable terms as described above, except as described below:

  (i) Political Risk. The lenders under the Credit Facility would have the right to political risk coverage upon demand. In the event that such coverage is requested, a political risk premium estimated at 1.75% would be paid by Purchaser in addition to other interest payments.

  (ii) Interest. The Credit Facility will bear interest at a rate equal to 3 or 6-month LIBOR plus the applicable margin determined by Purchaser at the closing of the Credit Facility. The applicable margins for year one, year two and year three will be 1.25%, 1.50% and 1.75%, respectively. The applicable margin would be increased by the cost of the political risk insurance premium for those lenders under the Credit Facility that decide not to subscribe to such insurance.

7. U.S. Federal Income Tax Consequences

   The following is a summary of certain U.S. federal income tax consequences of the U.S. Offer to holders of ADSs whose ADSs are tendered and accepted for payment pursuant to the U.S. Offer. The discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of ADSs. The discussion is based on current law which is subject to change, possibly with retroactive effect. The discussion applies only to persons who hold ADSs as capital assets and have the U.S. dollar as their functional currency. The discussion is not intended to address the U.S. federal income tax consequences of the U.S. Offer to certain categories of investors that may be subject to special treatment under the U.S. federal income tax laws.

   BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF ADSs SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH HOLDER OF THE U.S. OFFER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

 1. TAXATION OF U.S. HOLDERS

   The following paragraphs describe the material U.S. federal income tax consequences to a U.S. Holder of the sale of ADSs pursuant to the U.S. Offer.

   As used herein, the term "U.S. Holder" means a beneficial owner of ADSs that is:

  (1) a U.S. resident or citizen for United States federal income tax purposes;

  (2) a corporation (including an entity that is treated as a corporation) organized or created under the laws of the United States or any political subdivision thereof;


  (3) a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all its substantial decisions; and

  (4) an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

   The tax treatment of persons who hold their ADSs through a partnership will generally depend on the status of the partner. Partners in a partnership holding Shares or ADSs should consult their U.S. tax advisor.

   U.S. Holders will recognize capital gain or loss on the sale of ADSs pursuant to the U.S. Offer. Such gain or loss will be equal to the difference between the amount paid by the Purchaser and the U.S. Holder's tax basis in the ADSs exchanged therefrom. Any gain or loss realized upon the sale of ADSs pursuant to the U.S. Offer will generally be treated as long term capital gain or loss if the ADSs have been held for more than one year and otherwise as short term capital gain or loss. Any gain or loss recognized by a U.S. Holder generally will be treated as U.S. source.

   U.S. Holders of ADSs should consult their tax advisors with respect to determining their gain, loss, amount realized, tax basis and holding period in connection with ADSs tendered and accepted for payment pursuant to the U.S. Offer.

   Mavesa has approved a distribution (the "Distribution") that will be made, in part, to holders of record before the purchase of ADSs pursuant to the U.S. Offer. It is unclear under current law whether the Distribution paid to those U.S. Holders whose ADSs are acquired in the U.S. Offer should properly be characterized for U.S. federal income tax purposes as a dividend or as proceeds from the sale or exchange of ADSs. The Distribution and the sale pursuant to the U.S. Offer could be treated for U.S. federal income tax purposes as a single integrated transaction in which a U.S. Holder of the ADSs receives the Distribution in redemption of a portion of the ADSs and receives the amount paid by the Purchaser in exchange for the remainder of such U.S. Holder's ADSs exchanged pursuant to the U.S. Offer. If the Distribution and sale are treated as an integrated transaction, a U.S. Holder will recognize gain (or loss) equal to the difference between the sum of the amount paid by the Purchaser under the U.S. Offer and the amount of the Distribution and the U.S. Holder's basis in the ADSs disposed of pursuant to the U.S. Offer. Such gain or loss will be a capital gain or loss if, on the date of the exchange and the date of the Distribution, respectively, the U.S. Holder has held the ADSs for more than one year. If the receipt of the Distribution is not integrated with the sale pursuant to the U.S. Offer but, instead, is treated as taxable in an independent transaction, the amount of the Distribution would be includible in income by a U.S. Holder as a dividend and taxable as ordinary income.

   Backup Withholding Tax. A U.S. Holder may be subject to backup withholding at the rate of 31% on the proceeds from the sale of ADSs pursuant to the U.S. Offer. To avoid backup withholding, each U.S. Holder who accepts the U.S. Offer must provide the ADS Receiving Agent with the holder's correct taxpayer identification number (which, for individuals will be their social security number) and certify that such holder is exempt from or otherwise not subject to backup withholding by completing the Substitute Form W-9, included with the ADS Letter of Transmittal, prior to the receipt of any payment. For further information concerning backup withholding, see Instruction 11 of the ADS Letter of Transmittal and Section 3 above under the heading "Backup Withholding".

 2. TAXATION OF NON-U.S. HOLDERS

   Sale of ADSs. Subject to the discussion of backup withholding below, a non-U.S. Holder will generally not be subject to United States federal tax on gain realized on the sale of ADSs pursuant to the U.S. Offer (or on any amounts distributed by Mavesa during the term of the U.S. Offer whether or not treated as consideration for the sale of ADSs) unless:

  . such gain is effectively connected with such non-U.S. Holder's conduct of a trade or business within the U.S. (or, in the case of a country which has a tax treaty with the United States, such gain is attributable to a permanent establishment or fixed place of business in the United States); or

  . such gain is realized by an individual non-U.S. Holder who is present in the United States for at least 183 days in the taxable year of the sale and certain other conditions are met.

   Backup Withholding. A non-U.S. Holder may be subject to backup withholding at the rate of 31% on the proceeds from the sale of ADSs pursuant to the U.S. Offer. To avoid backup withholding, each non-U.S. Holder who accepts the U.S. Offer must provide the ADS Receiving Agent with a completed Form W-8 BEN prior to receipt of any payment. For further information concerning backup withholding, see Instruction 11 in the ADS Letter of Transmittal and Section 3 above under the heading "Backup Withholding".

   The tax discussion set forth above is included for general information only and is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly retroactively). Holders of ADSs are urged to consult their tax advisors with respect to the specific tax consequences of the U.S. Offer to them, including the application and effect of the alternative minimum tax, and state, local and foreign tax laws.

8. Venezuelan Tax Consequences

   The following is a summary of certain Venezuelan tax consequences of the U.S. Offer to holders of ADSs whose ADSs are tendered and accepted for payment pursuant to the U.S. Offer. The discussion is based on the domestic tax laws of Venezuela, including applicable regulations, and published and non-binding opinion letters of Venezuelan authorities available on or before the date of this U.S. Offer, or as in effect on the date of this U.S. Offer, which are subject to change, possibly with retroactive effect.

   THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PARTICULAR HOLDER, WHICH CAN BE RENDERED ONLY IN LIGHT OF THAT HOLDER'S PARTICULAR TAX SITUATION. ACCORDINGLY, EACH HOLDER OF ADSs IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE U.S. OFFER TO SUCH HOLDER, INCLUDING THE APPLICATION AND AVAILABILITY OF ANY TAX TREATY TO SUCH HOLDER.

   As used herein, the term "Resident of Venezuela" generally refers to a natural person who is physically present in Venezuela for a period aggregating more than 180 days during the calendar year or the previous calendar year and a legal entity that either is organized under Venezuelan law or maintains a registered branch or a permanent establishment in Venezuela. The term Non-Resident of Venezuela generally refers to a natural person who is not physically present in Venezuela for a period or periods aggregating more than 180 days during the calendar year or the previous calendar year and a legal entity that neither is organized under Venezuelan law nor maintains a registered branch or a permanent establishment in Venezuela.

   As used herein, the term "Convention" means the Convention Between the Government of the United States of America and the Government of the Republic of Venezuela for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital that became effective on December 30, 1999.

   Those U.S. Holders which are not Residents of Venezuela will be entitled to benefits under the Convention discussed below provided they can satisfy the terms of Articles 4 (Residence) and 17 (Limitation on Benefits) of the Convention. U.S. Holders who believe they may be entitled to the benefits of the Convention should consult their tax advisor.

   Gains from the sale of ADSs pursuant to the U.S. Offer recognized by a U.S. Holder who is entitled to the benefits of the Convention will not be subject to Venezuelan income tax. The treatment given to U.S. Holders on the sale of ADSs pursuant to the U.S. Offer may also be available to non-residents of Venezuela who are entitled to the benefits of similar treaties to prevent double taxation currently in effect between Venezuela and Italy, France, Portugal, Germany, the Czech Republic, Trinidad & Tobago, The Netherlands, Switzerland, the United Kingdom, Norway, Sweden and Belgium.

   Venezuelan counsel to the Purchaser is of the opinion that gain from the sale of ADSs pursuant to the U.S. Offer recognized by a holder who is a Non-Resident of Venezuela and not entitled to the benefits of the Convention or a similar treaty to prevent double taxation discussed above will not be subject to Venezuelan income tax.

   Gains from the sale of ADSs pursuant to the U.S. Offer recognized by a Resident of Venezuela will be subject to Venezuelan income tax at a maximum rate of 34%.

9. Price Range of Shares and ADSs; Dividends.

   Price Range of Shares. Shares trade on the Caracas Stock Exchange ("CSE") under the symbol "MAV". The following table sets forth, for the periods indicated, the high and low sales prices of the Shares on the CSE, as presented in Mavesa's Annual Report for the fiscal year ended October 31, 1999, filed with the SEC on Form 20-F (the "1999 Mavesa 20-F"), and as provided to Purchaser by Mavesa. Each ADS represents 60 Shares.

                                                                 Per Share of
                                                               Common Stock (1)
                                                               -----------------
                                                                 High     Low
                                                               -------- --------
                                                                Bs.(2)   Bs.(2)
     Fiscal Year 1998:
       First Quarter.......................................... Bs.92.00 Bs.60.50
       Second Quarter.........................................    76.00    36.00
       Third Quarter..........................................    38.50    23.90
       Fourth Quarter.........................................    38.10    23.00
     Fiscal Year 1999:
       First Quarter..........................................    41.00    27.60
       Second Quarter.........................................    34.75    23.25
       Third Quarter..........................................    45.00    29.50
       Fourth Quarter.........................................    38.90    28.00
     Fiscal Year 2000:
       First Quarter..........................................    35.00    28.00
       Second Quarter.........................................    33.50    27.50
       Third Quarter..........................................    44.00    28.50
       Fourth Quarter.........................................    56.00    37.00
     Fiscal Year 2001
       First Quarter..........................................    95.55    46.50
       Second Quarter (through February 20)...................   100.00    96.00

--------
(1)  Adjusted to reflect stock splits and stock dividends.
(2)  Bolivares are reflected at historical values.

   On February 20, 2001, the last full trading day before the date of this Offer to Purchase, the closing price of one Share was Bs.98.00 (or US$0.139 at the exchange rate in effect on such date). On January 8, 2001, the last full trading day before public announcement that a group of major Mavesa securityholders were in talks to sell their shares, the closing price of one Share was Bs.69.500 (or US$0.100 at the closing exchange rate on such date). The average closing price for one Share for the ninety trading days preceding January 9, 2001, was Bs.53.251 (or US$0.0767 at the average of the closing exchange rates in effect for each of the 90 trading days preceding January 9,
2001).

   Price Range of ADSs. The ADSs (each ADS represents 60 Shares) are listed on the New York Stock Exchange ("NYSE") under the trading symbol "MAV". The ADSs began trading on the NYSE on January 7, 1997 and were issued by The Bank of New York, as Depositary. The table below sets forth the quarterly high and low trading prices in U.S. dollars for Mavesa's ADSs as traded on the NYSE for the periods indicated. The following information was obtained from the 1999 Mavesa 20-F and from data provided to Purchaser from Mavesa.

                                                                    Per ADS
                                                                ---------------
                                                                 High     Low
                                                                ------- -------
     Fiscal Year 1998
       First Quarter........................................... US$7.50 US$4.81
       Second Quarter..........................................    5.88    4.00
       Third Quarter...........................................    4.25    2.63
       Fourth Quarter..........................................    4.00    2.50
     Fiscal Year 1999
       First Quarter........................................... US$4.44 US$2.75
       Second Quarter..........................................    3.88    2.25
       Third Quarter...........................................    5.00    2.81
       Fourth Quarter..........................................    3.63    2.63
     Fiscal Year 2000
       First Quarter........................................... US$3.38 US$2.56
       Second Quarter..........................................    3.13    2.31
       Third Quarter...........................................    3.75    2.56
       Fourth Quarter..........................................    4.88    3.13
     Fiscal Year 2001
       First Quarter...........................................    8.31    3.88
       Second Quarter (through February 20)....................    8.70    8.28

   According to information provided to Purchaser by Mavesa, as of January 30, 2001, 1,811,611,320 Shares were held in the form of ADSs, representing approximately 50.4% of Mavesa's outstanding Shares.

   On February 20, 2001, the last full trading day before the date of this Offer to Purchase, the closing price of one ADS was $8.54. On January 8, 2001, the last full trading day before public announcement that a group of major Mavesa securityholders were in talks to sell their shares, the closing price of one ADS was $6.375. The average closing price for one ADS for the ninety trading days preceding January 9, 2001, was $4.592.

   We advise you to obtain a recent quotation for Shares or ADSs in deciding whether to tender your securities.

   Dividends. The following table sets forth the amounts of dividends paid on each Share and the U.S. dollar equivalent of the amount of dividends paid on each ADS, for each of the fiscal years ended October 31 since 1997.

   Owners of ADSs are entitled to receive distributions from the Depositary in respect of dividends received by the Depositary on the underlying Shares. The amount of dividends declared and paid on Shares are determined at Mavesa's shareholders meetings, and the Board of Directors of Mavesa determines the payment dates in accordance with its charter and the Venezuelan Capital Markets Law. Dividends are generally declared and paid in respect of any fiscal year after the end of such fiscal year (normally, during the following four fiscal quarters). The Shareholders Agreement provides that the holders of ADSs and Shares that are a party to the Shareholders Agreement will ensure that Mavesa will not (and such holders will not vote at any shareholders meeting of Mavesa to), from the date of execution of the Shareholders Agreement to the date on which new directors of Mavesa are appointed by Primor, authorize dividends or distributions to any holders of Shares or ADSs (other than the amounts required by the Capital Markets Law as described below), nor modify the quarterly dividend policy. As the record holder of the underlying Shares, the Depositary will be entitled to receive all dividends distributed by Mavesa on the underlying Shares.

   The following table sets forth certain information concerning the amounts, in Bolivares and U.S. dollars, of cash dividends distributed on shares of common stock during the periods indicated.

                                                      1997   1998   1999   2000
                                                     ------ ------ ------ ------
First Fiscal Quarter
  Cash dividends per share (in Bs.)................. 0.1875 0.2000 0.2000 0.2500
  Cash dividends per share (in US$)(2).............. 0.0004 0.0003 0.0004 0.0003
Second Fiscal Quarter
  Cash dividends per share (in Bs.)................. 0.4000 0.2000 0.2000 0.2500
  Cash dividends per share (in US$)(2).............. 0.0008 0.0004 0.0003 0.0004
Third Fiscal Quarter
  Cash dividends per share (in Bs.)................. 0.2000 0.2000 0.2000 0.2500
  Cash dividends per share (in US$)(2).............. 0.0004 0.0004 0.0003 0.0004
Fourth Fiscal Quarter
  Cash dividends per share (in Bs.)................. 0.2000 0.2000 0.2000 0.2500
  Cash dividends per share (in US$)(2).............. 0.0004 0.0004 0.0003 0.0004
Fiscal Year Total
  Cash dividends per share (in Bs.)................. 0.9875 0.8000 0.8000 1.0000
  Cash dividends per share (in US$)(2).............. 0.0020 0.0012 0.0014 0.0015

--------
(1) The amounts of cash dividends per Share set forth in the table have been adjusted to reflect stock splits and stock dividends.
(2) Translated into U.S. dollars at the exchange rate in effect on the payment date of such dividend.

   On February 16, 2001, at a shareholders meeting of Mavesa, a dividend of Bs.1.73 per Share was approved, to be paid in four equal installments during the following four fiscal quarters.

   Pursuant to the Venezuelan Capital Market Law, Mavesa must annually distribute at least 50% of its net income after deductions for income taxes and certain legal reserves as dividends, of which at least 25% must be in cash.

   The payment and form of dividends depend on the Mavesa's financial condition, results of operations, capital requirements, compliance with restrictions imposed by Venezuelan law and the corporate charter.

10. Certain Information Concerning Mavesa

   According to the 1999 Mavesa 20-F, Mavesa is one of Venezuela's largest manufacturers, marketers and distributors of branded consumer processed food products, beverages and cleaning products. The principal offices of Mavesa are located at Avenida Principal, Los Cortijos de Lourdes, Tercera Transversal, Caracas, Venezuela. The telephone number of Mavesa is +(582) 238-1633.

   The principal activities of Mavesa are the manufacture and marketing of margarine, mayonnaise, canned sea food products and other food and beverage products, soaps and soap by-products. Mavesa's products enjoy significant brand name recognition in Venezuela. Mavesa's products are sold in more than 50,000 stores, representing approximately 90% of all stores that sell consumer food and cleaning products in Venezuela. In fiscal year 2000, Mavesa's products held approximately the following market shares in the following Venezuelan markets: retail margarine 79%, industrial margarine 35%, retail mayonnaise 47%, industrial mayonnaise 53%, tuna 37%, sardines 26%, vinegar 41%, ketchup 24%, non-refrigerated fruit juices 50%, chocolate beverages 51%, processed cheese spread 38%, laundry soap 68% and dishwashing products 27%. In fiscal year 2000, Mavesa's net sales were US$424.3 million and Mavesa's net income was US$36.7 million.

   Financial Information. The following selected consolidated financial data of Mavesa for each of the fiscal years ended October 31, 1999, 1998, 1997 and 1996 are qualified by reference to, and should be read in conjunction with, the Consolidated Financial Statements and the related notes thereto, included elsewhere in Mavesa's 20-F. The following selected consolidated financial data of Mavesa for the fiscal year ended October 31, 2000 is qualified by reference to, and should be read in conjunction with, the audited consolidated financial statements of Mavesa as of and for the fiscal year ended October 31, 2000 and the related notes thereto, included in Mavesa's Current Report on Form 6-K dated December 15, 2000. The selected consolidated financial data for the fiscal years ended October 31, 2000, 1999, 1998, 1997 and 1996, except for ADS amounts, have been derived from audited consolidated financial statements, which have been audited by Espineira, Sheldon y Asociados (a member firm of PricewaterhouseCoopers), independent accountants.

                                     Fiscal Year Ended October 31,
                         ----------------------------------------------------------
                            1996        1997        1998        1999        2000
                         ----------  ----------  ----------  ----------  ----------
                          (in thousands of US$, except for per share amounts)
Income Statement
 Information
Net Sales............... US$232,167  US$306,729  US$344,684  US$417,779  US$424,344
Cost of Sales...........    150,225     200,799     240,184     270,409     259,810
                         ----------  ----------  ----------  ----------  ----------
Gross income............     81,942     105,930     104,500     147,370     164,534
Selling, general and
 administrative
 expenses, net..........     53,149      79,981      84,630     112,586     122,648
                         ----------  ----------  ----------  ----------  ----------
Operating income........     28,793      25,949      19,870      34,784      41,886
  Interest expense,
   net..................     (8,022)     (4,177)    (16,987)    (16,670)     (9,846)
  Translation
   adjustment...........     10,550       2,351       3,796       5,194       4,122
                         ----------  ----------  ----------  ----------  ----------
Income before other
 income (expenses) and
 taxes..................     31,321      24,123       6,679      23,308      36,162
Other income
 (expenses).............       (175)     11,386        (289)         10       5,707
Taxes...................      9,383       2,412         952       1,657       5,124
                         ----------  ----------  ----------  ----------  ----------
Net income..............     21,763      33,097       5,438      21,661      36,745
                         ==========  ==========  ==========  ==========  ==========
Basic and Diluted
 Earnings
 Per share (1):.........      0.006       0.008       0.002       0.006       0.010
Basic and Diluted
 Earnings
 Per ADS (2):...........       0.35        0.54        0.06        0.35        0.60
                                           As of October 31,
                         ----------------------------------------------------------
                            1996        1997        1998        1999        2000
                         ----------  ----------  ----------  ----------  ----------
                          (in thousands of US$, except for per share amounts)
Balance Sheet
 Information
Cash and cash
 equivalents............      5,884      19,123      19,481      29,006      43,924
Working capital.........     30,966      18,726      21,236      41,881      64,513
Total assets............    228,243     250,273     306,676     303,865     324,740
Short-term debt.........     17,804      38,920      53,016      34,035      29,451
Long-term debt..........     31,880       8,725      41,217      35,295      20,037
Shareholders' equity....    138,544     165,020     163,967     180,540     209,285
Other Information
Capital expenditures....     21,474       7,949      16,219      12,175      10,890
Depreciation and
 amortization...........     10,929      15,722      13,412      18,629      20,474

--------
(1) Calculated by dividing Net Income by the authorized number of shares of Common Stock (3,690,000,000), retroactively restated for stock dividends.
(2) Calculated by dividing Net Income by the authorized number of shares of Common Stock (3,690,000,000), retroactively restated for stock dividends, and multiplied by the number of shares represented by each ADS.

   Exchange Rates. From March 1989 until the imposition of exchange controls in July 1994, all foreign exchange transactions in Venezuela were based on free market exchange rates. Prior to March 1989, Venezuela had both a free market exchange rate and a multi-tiered system of preferential exchange rates.

   The Venezuelan government suspended all foreign exchange transactions on June 27, 1994. On July 9, 1994, the official rate of exchange was set at Bs.170 per U.S. dollar and on December 11, 1995, the official rate was set at Bs.290 per U.S. dollar. In April 1996, all foreign exchange controls were lifted by the Venezuelan government.

   The following table shows, for the periods and dates indicated, the noon buying rate for Bolivares of the Federal Reserve Bank of New York, as reported by Bloomberg, expressed in nominal Bolivares per U.S. dollar:

               Calendar                 Period    Average
              Year Ended                  End    Rate (1)    High       Low
-------------------------------------- --------- --------- --------- ---------
December 31, 1995 (since February 22,
 1995)................................ Bs.290.00 Bs.180.92 Bs.290.00 Bs.170.00
December 31, 1996.....................    476.75    426.43    499.50    290.00
December 31, 1997.....................    504.80    490.56    504.80    468.60
December 31, 1998.....................    565.00    548.39    589.25    503.63
December 31, 1999.....................    649.25    609.60    649.25    565.51
December 31, 2000.....................    700.50    682.62    700.50    649.75

--------
(1) Average of month-end exchange rates.

   The noon buying rate for Bolivares of the Federal Reserve Bank of New York, as reported by Bloomberg, expressed in nominal Bolivares in U.S. dollars on February 20, 2001, the last full trading day before the date of this Offer to Purchase, was Bs.703.25 to US$1.00.

   Certain Projections. Mavesa does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with Primors review of the transactions contemplated by the Mavesa Agreement, Mavesa provided Primor with certain projected financial information concerning Mavesa. Such information included, among other things, Mavesa's projections of sales, EBITDA (earnings before taking deductions for interest expense, tax expense, depreciation expense and amortization expense) and operating income for Mavesa for the years 2001 through 2005. Set forth below is a summary of such projections. These projections should be read together with the financial statements of Mavesa that can be obtained from the SEC as described below.

                            Five-Year Business Plan

                        Year Ended October 31 (in thousands of U.S. dollars)
                     ----------------------------------------------------------
                        2001       2002        2003        2004        2005
                     ---------- ----------- ----------- ----------- -----------
Sales............... $  455,596 $   498,902 $   545,583 $   579,881 $   621,180
EBITDA.............. $77,451.32 $103,771.62 $110,753.35 $121,775.01 $133,553.70
Operating Income.... $62,872.25 $ 85,811.14 $ 93,840.28 $104,378.58 $111,812.40

   It is the understanding of Primor and Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Primor and Purchaser in connection with their evaluation of a transaction. The projections do not purport to present operations in accordance with generally accepted accounting principles, and Mavesa's independent auditors have not examined or compiled the projections presented herein and accordingly assume no responsibility for them. These forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. Mavesa has advised

Primor and Purchaser that its internal financial forecasts (upon which the projections provided to Primor and Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments.

   The projections also reflect numerous assumptions (not all of which were provided to Primor and Purchaser), all made by management of Mavesa, with respect to industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for Mavesa, all of which are difficult to predict, many of which are beyond Mavesas control, and none of which is subject to approval by Primor and Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Primor and Purchaser or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Primor, Purchaser, Mavesa or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Mavesa compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The safe harbor for forward-looking statements provided for under the Private Securities Litigation Reform Act of 1995 does not apply to forward-looking statements that are made in connection with a tender offer, including the Offers.

   Available Information. The ADSs are registered under the Exchange Act. Accordingly, Mavesa is subject to the informational requirements of the Exchange Act applicable to foreign private issuers and in accordance therewith files reports and other information with the SEC relating to its business, financial condition and other matters. Such reports, statements and other information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at prescribed rates at the regional offices of the SEC in New York (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-5211). Copies of such materials should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005, on which the ADSs are traded. Mavesa's SEC filings are also available to the public through commercial document retrieval services and, in the case of documents filed electronically, at the web site maintained by the SEC at http://www.sec.gov/.

11. Certain Information Concerning Primor and Purchaser

   General. Primor is a Venezuelan corporation with its principal offices located at 2da. Avenida de Los Cortijos de Lourdes, Edificio Centro Empresarial Polar, Caracas, Venezuela. The telephone number of Primor is +(582) 202-3414. Primor, together with its subsidiaries, is a leading company in the food sector in Venezuela with 47 years of experience. Primor and its subsidiaries are principally dedicated to the production, distribution, sale and warehousing of precooked cornflour, rice, enriched pastas, wheat flour, ice creams, corn oil, balanced foods for animals, items for the beer industry and salty snacks.

   Purchaser is a Venezuelan corporation with its principal offices located at 2da. Avenida de Los Cortijos de Lourdes, Edificio Centro Empresarial Polar, Caracas, Venezuela. The telephone number of Purchaser is +(582) 202-3414. Purchaser is a wholly-owned subsidiary of Primor. Purchaser has not carried on any activities other than in connection with the Offers.

   As of September 30, 2000, the assets of Primor and its subsidiaries amounted to Bs.227,539 million, while their shareholders' equity amounted to Bs.117,785 million. Sales for the period from October 1, 1999 to September 20, 2000 amounted to Bs.415,585 million.

   Primor's subsidiaries include:

  . Refinadora de Maiz Venezolana C.A. (Remavenca) and its branch offices, which manufacture and market all types of corn and grain products for industrial purposes and human/animal consumption.

  . C.A. Promesa purchases, markets and distributes domestic and foreign food products of all kinds.

  . Corporacion Agroindustrial Corina, C.A. (Corina) and its branch offices purchase, process, market and distribute rice and other grains.

  . Molinos Sagra, C.A. (MOSACA) imports, purchases, sells, manufactures, stores, distributes, packages and markets flours, meals, grains and wheat grits. It also manufactures food pastes.

  . Procesadora Venezolana de Cereales, S.A. (Provencesa) is engaged in grain and agricultural product export and service activities.

  . Alimentos Procria, C.A. purchases, sells, distributes, imports, exports, markets and deals in domestic and foreign food products of all kinds for animal consumption.

  . Productos Efe, C.A. and its branch offices purchase, manufacture, import, sell and distribute ice cream, ice-cream cakes and other frozen and cooled products.

  . Agroindustrias Integrales, C.A. (Agrointeca), is engaged in a large number of activities, especially those related to agriculture and cattle breeding.

  . Rotograbados Venezolanos, S.A. (ROTOVEN) is engaged in typography, lithography, printing and engraving on paper, cardboard, wood, glass, metal and other materials.

  . Promasa Colombia, S.A. provides a wide range of services in connection with grains and agricultural products and also manufactures corn and other grain byproducts.

  . Promesa de Colombia C.A. (Colpromesa), purchases, sells, distributes, imports and exports food products.

   Primor and its subsidiaries comprise the Food Strategic Business Unit of Empresas Polar. The core business of Empresas Polar is focused on the food and beverages sectors (beer, malt, soft drinks and mineral water). It is also involved in the packaging and snack food business through a joint venture, and owns portfolio investments, as a minority shareholder, in the banking, oil, petrochemical and distribution industries. Empresas Polar has 15,404 employees, and indirectly provides employment to approximately 100,000 people. During the business year ended September 30, 2000, the investments of Empresas Polar in Venezuela amounted to Bs.101,822 million. During such business year, product sales amounted to Bs.1,359,409 million.

   Because the consideration offered in the Offers consists solely of cash, the Offers are for all of the outstanding Shares and ADSs, the Offers are not subject to any financing condition, and the Offers are for all of the outstanding Shares and ADSs, Purchaser believes the financial condition of Primor, Purchaser and their affiliates is not material to a decision by a holder of Shares or ADSs whether to tender Shares and ADSs pursuant to the Offers.

   Neither Primor nor Purchaser is subject to the informational reporting requirements of the Exchange Act and neither is required to file reports and other information with the SEC relating to its businesses, financial condition or other matters.

   The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Primor and the Purchaser and certain other information are set forth in Schedule I hereto.

   In order to comply with requirements of Venezuelan law, Primor and Cerveceria Polar C.A. have issued guarantees of payment (not of collection) for the benefit of all holders of Shares and ADSs who duly tender their securities into the Offers. These guarantees are for an amount up to US$509,668,569 and are given as security for the payment of the purchase price for the Shares and ADSs in accordance with the terms and conditions of the Offers. The guarantees will expire 3 months after the date Purchaser is required to pay for the Shares and ADSs purchased pursuant to the Offers if by the end of such term a shareholder or ADS holder has not commenced proceedings for the enforcement of the guarantees. Enforcement of the guarantees must be made by proceedings commenced in Venezuela. The guarantees are governed by Venezuelan law and any dispute regarding them shall be decided by final arbitration in the City of Caracas. A Spanish language copy of both of the guarantees are filed as Exhibits (d)(7) and (d)(8) to the Schedule TO, and translations thereof in English are filed as Exhibits (d)(9) and (d)(10), respectively, to the Schedule TO. This summary of the guarantees is qualified in its entirety by reference to the guarantees, which are incorporated by reference herein. Copies of the guarantees can be obtained from or examined at the offices of the SEC as described below.

   Asociacion Civil para Beneficios Laborales (Socibela), a not-for-profit entity whose board is appointed by Primor and certain of its affiliates and which manages retirement funds for the employees of Primor and certain of its affiliates, owns 4,944,600 Shares as of February 1, 2001. This entity intends to tender all of their Shares into the Offers. Additionally, as of February 1, 2001, four affiliates of Primor own 3,600,000 Shares in the aggregate. These affiliates also intend to tender their Shares into the Offers.

   Except as described in this Offer to Purchase, (1) none of Primor, Purchaser nor, to the best knowledge of Primor and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Primor or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares or ADSs and (2) none of Primor, Purchaser nor, to the best knowledge of Primor and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares or ADSs during the past 60 days.

   Except as provided in the Shareholders Agreement or as otherwise described in this Offer to Purchase, none of Primor, Purchaser nor, to the best knowledge of Primor and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Mavesa, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

   Except as set forth in this Offer to Purchase, none of Primor, Purchaser nor, to the best knowledge of Primor and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with Mavesa or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the U.S. Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Primor or any of its subsidiaries or, to the best knowledge of Primor, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and Mavesa or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities, laws, or a finding of any violation of federal or state securities laws.

   Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Primor and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Also pursuant to Rule 14d-3 under the Exchange Act, Primor and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO for the Venezuelan Offer (the "Venezuelan Schedule TO"). The Schedule TO and the exhibits thereto and the Venezuelan Schedule TO and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the SEC at 450

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

Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Primor's and the Purchaser's filings are also available to the public on the SEC's Internet site http://www.sec.gov/. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

12. Background of the Offers; Past Contacts and Negotiations

   On July 6, 2000, Alberto Tovar, the CEO of Mavesa, met with Lorenzo Mendoza, the CEO of Primor, at the latter's request. Prior to July 2000, representatives of Pepsi Cola Venezuela C.A., an affiliate of Primor, had on several occasions discussed with Mavesa the possible purchase by Pepsi Cola Venezuela C.A. of Mavesa's mineral water business. On August 2, 2000, Mavesa and Pepsi Cola Venezuela C.A. entered into an agreement for the sale of Mavesa's mineral water business to that company for US$11.6 million.

   At the July 6, 2000, meeting with Mr. Tovar, Mr. Mendoza proposed that Mr. Tovar consider a possible transaction involving a merger between Primor and Mavesa. In the merger proposal outlined by Mr. Mendoza, the Principal Shareholders would receive equity interests in the combined entity following the merger and the remaining shareholders would receive cash for their Mavesa shares. Mr. Mendoza informed Mr. Tovar that Primor would only be willing to enter into a transaction involving Mavesa if Mr. Tovar, Jonathan Coles, Chairman of Mavesa, and certain related holders of Mavesa's capital stock (collectively, the "Principal Shareholders") would be willing to enter into an agreement with Primor relating to such a transaction. Mr. Tovar agreed to discuss Mr. Mendozas proposal with the Principal Shareholders. On July 18, 2000, Mr. Mendoza and Mr. Tovar met again, at which meeting Mr. Tovar informed Mr. Mendoza that the Principal Shareholders would only consider pursuing a transaction in which all of Mavesas shareholders would receive the same consideration.

   On August 2, 2000, Mr. Mendoza and Mr. Tovar met again at which time Mr. Mendoza reaffirmed Primor's interest in exploring a transaction with the Principal Shareholders involving the acquisition of up to all of the outstanding capital stock of Mavesa. Thereafter through to November 1, 2000, representatives of the Principal Shareholders and Primor met periodically to further discuss a potential agreement between the Principal Shareholders and Primor in connection with a transaction concerning Mavesa.

   On August 23, 2000, Mavesa and Primor entered into a confidentiality agreement for the purpose of permitting Primor to evaluate confidential information relating to Mavesa.

   On November 1, 2000, at a meeting between Mr. Tovar and Mr. Mendoza, negotiations between Primor and the Principal Shareholders ended without reaching an agreement on the terms of any transaction.

   On November 14, 2000, Brown Brothers Harriman & Co. ("BBH") received a letter from Primor's financial advisor which restated a proposal made by Primor prior to the cessation of negotiations on November 1, 2000 and described its underlying rationale. The Principal Shareholders determined to reinitiate discussions with Primor and, on November 27, 2000, Mr. Tovar and Mr. Coles met with representatives of Primor in Fort Lauderdale for further discussions.

   On December 1, 2000, by letter from Mr. Mendoza to BBH, Primor made a new proposal to acquire up to all of the outstanding capital stock of Mavesa and stated that Primor was ready to commence negotiations with the Principal Shareholders. Following discussions with BBH, Mr. Tovar discussed the new proposal from Primor with the other Principal Shareholders.

   On December 4, 2000, the Principal Shareholders authorized Mr. Tovar to communicate to Primor their interest in continuing discussions with Primor based upon the terms proposed by Primor in the December 1,

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

2000 letter. On December 5, 2000, Mr. Tovar and Mr. Coles, on behalf of the Principal Shareholders, met with Mr. Mendoza and they agreed to recommence discussions.

   Beginning December 6, 2000, representatives of the Principal Shareholders met with representatives of Primor to negotiate the terms of an agreement between the Principal Shareholders and Primor. Negotiations continued through December 21, 2000.

   On January 8, 2001, negotiations were recommenced. On January 9, 2001, Luis Garcia Montoya, legal counsel for the Principal Shareholders, informed Mavesa and announced to the media that a group of principal shareholders of Mavesa had informed the Comision Nacional de Valores of Venezuela (the "CNV") that day of the existence of conversations between them and several potential acqurirors of their capital stock in Mavesa. Negotiations continued through January 21, 2001.

   On January 11, 2001, representatives of Primor met with representatives of Mavesa in connection with the negotiation of an agreement between Primor and Mavesa relating to an offer for all of the outstanding capital securities of Mavesa. Negotiations continued through January 21, 2001.

   On January 21, 2001, the Principal Shareholders entered into an agreement with Primor pursuant to which Primor agreed, subject to certain terms and conditions, to commence tender offers for all of the outstanding capital securities of Mavesa and the Principal Shareholders agreed, among other things, to tender all of their capital securities of Mavesa to Primor in such tender offers. Also on January 21, 2001, Mavesa entered into an agreement with Primor relating to the tender offers.

   Early on January 22, 2001, Mavesa and Primor announced in a joint press release the transactions contemplated by their agreement and by Primor's agreement with the Principal Shareholders. Also on that day, representatives of Mavesa and Primor met with representatives of the CNV.

   On February 21, 2001, Primor commenced the tender offers.

13. The Shareholders Agreement and the Mavesa Agreement

 The Shareholders Agreement

   The following is a summary of the material provisions of the Shareholders Agreement by and among Purchaser, Primor and certain holders of Shares and ADSs of Mavesa (the "Mavesa Shareholders Group"). The Mavesa Shareholders Group includes, among others, Mr. Jonathan W. Coles, Chairman of the Board of Directors of Mavesa, Mr. Alberto Tovar, CEO of Mavesa, and certain entities beneficially owned by, and extended family members of, Messrs. Coles and Tovar. The Mavesa Shareholders Group collectively beneficially owns 38.49% of the outstanding Shares (including Shares represented by ADSs) of Mavesa. The full list of the parties to the Shareholders Agreement is as follows: Primor, Purchaser, Jonathan Coles Ward, Alberto Tovar, Lilian Cervini de Poleo, Alicia Coles, Andres Coles, Miguel Coles, Nelly Cervini de Fragachan, Jesus Anibal Rojas, Beatriz de Chelminski de Coles, Jesus Manuel Rojas, Nicholasha Limited, Share Syndicate I, L.L.C., Share Syndicate II, L.L.C., Share Syndicate IX, L.L.C., Berkshire International S.A., Valores San Nicolas, C.A., Edificios y Remodelaciones El Encuentro, C.A., Desarrollos 480, C.A., Consultoria Estudios Proyectos, C.A. (Conepro), Inversiones Stuart, C.A., Laveda Finantial Ltd. and Valores El Junko, C.A.

   A Spanish language copy of the Shareholders Agreement is filed as Exhibit
(d)(1) to the Schedule TO, and a translation thereof into English is filed as Exhibit (d)(3) to the Schedule TO. This summary of the Shareholders Agreement is qualified in its entirety by reference to the Shareholders Agreement, which is incorporated by reference herein. Copies of the Shareholders Agreement may be obtained from or examined at the offices of the SEC as described above in
Section 11.

   The Offers. The Shareholders Agreement provides that Purchaser will concurrently commence the Venezuelan Offer and the U.S. Offer. The Shareholders Agreement also provides that the Mavesa Shareholders

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

Group will tender all of their Shares and ADSs into the Venezuelan Offer and the U.S. Offer, respectively, within five Venezuelan stock exchange trading days following the commencement date of the Offers, and will not withdraw such tendered Shares or ADSs unless a competing cash offer for all of the outstanding Shares and ADSs is commenced that offers superior consideration from a financial point of view and better terms and conditions than contemplated in the Offers. The obligation of Purchaser to accept for payment and pay for Shares and ADSs tendered into the Offers is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 17. Subject to applicable law, the Offers will remain open for at least 21 Venezuelan stock exchange trading days. Purchaser may, from time to time and subject to applicable law, increase the price, extend the Offers' expiration date, waive the Minimum Condition (subject to the limitation that the Minimum Condition may only be waived in accordance with Venezuelan law) or other conditions in favor of Primor or terminate or revoke the Offers in accordance with their terms.

   The U.S. Offer and Venezuelan Offer will be substantially similar and will differ only to the extent required by customary market practice or Venezuelan or U.S. laws.

   Conditions. Primor's obligation to commence the Offers is conditioned upon approval by the Comision Nacional de Valores of Venezuela (the "CNV") of the terms and conditions of the Venezuelan Offer and upon the U.S. Securities and Exchange Commission (the "SEC") granting any waivers or exemptions necessary for the making of each of the Offers.

   Representations and Warranties. The Mavesa Shareholders Group has made customary representations and warranties to Primor and the Purchaser relating to their Mavesa securities and Mavesa, including representations relating to: ownership of Shares and ADSs issued by Mavesa; capitalization of Mavesa; subsidiaries of Mavesa; financial statements of Mavesa; no violations of law by Mavesa; absence of certain changes in business of Mavesa; absence of undisclosed liabilities of Mavesa; required government authorizations; litigation; compliance with laws; material contracts of Mavesa; title to properties of Mavesa; and assets of Mavesa. Certain representations and warranties in the Shareholders Agreement are qualified as to "knowledge" or "materiality."

   Primor and the Purchaser have made certain customary representations and warranties, including representations relating to: their corporate existence and power; good standing; corporate authority; corporate authorizations; and their ability to finance the Offers.

   Company Conduct of Business Covenants. The Mavesa Shareholders Group has agreed that from January 21, 2001 through to the election of designees of Primor to the new board of directors of Mavesa, Mavesa and each of its subsidiaries:

  (i) will conduct their operations in the ordinary course of business consistent with past practice of the last 12 months, except as set forth in the Shareholders Agreement;

  (ii) will not enter into grounds for dissolution provided for in the applicable regulations, nor will they be liquidated, merged, or spun-off;

  (iii) will not issue any shares of common stock or ADSs or securities convertible into or exchangeable into shares of common stock or ADSs, or securities that would transfer voting rights, or grant options to subscribe, acquire or exchange shares or ADSs;

  (iv) will not transfer, sell, or dispose, or create any liens or encumbrances on, any significant fixed assets (either in whole or in part) or intellectual property rights used in the normal development of the business, except as set forth in the Shareholders Agreement;

  (v) will not authorize any dividend or distribution, except (i) that a wholly-owned subsidiary of Mavesa may declare and pay (in whole or in part) a dividend to Mavesa or (ii) as otherwise required under Venezuelan Law; will not alter quarterly payment of dividends policy or call for shareholders' meetings, except as set forth in the Shareholders Agreement;

  (vi) will not enter into material employment agreements with current employees of Mavesa or increase salaries or benefits; will not fire or hire any employee without good cause; will not adversely affect relations with suppliers, contractors and clients;

  (vii) will not amortize or acquire their shares or ADSs, and will not sell or distribute treasury shares or ADSs;

  (viii) will comply with Venezuelan and U.S. laws (including tax and securities laws), regulations and other applicable rules;

  (ix) will maintain all existing insurance policies at their existing coverage levels;

  (x) will not modify, terminate, breach or assign any agreements which generate payments or receivables to Mavesa in excess of US$1 million (or equivalent in other currencies) in a 12-month period, or agreements that include change of control provisions, or those entered into with the Mavesa Shareholders Group, with directors or executives of Mavesa or its subsidiaries, with holders of 5% or more of the outstanding Shares (excluding the Mavesa Shareholders Group), their affiliates and relatives, or intellectual property rights agreements; will not enter into additional contracts of the type described herein; will not renounce, settle or dismiss legal claims (either in law or in equity) or any of its rights under such contracts or intellectual property rights; and will not lease its assets;

  (xi) will not incur or assume any financial indebtedness in excess of US$2 million (or equivalent in any other currency); will not guarantee obligations of any third party, or make any loans, advances or investments, except for investment in the ordinary course of business or otherwise as set forth in the Shareholders Agreement;

  (xii) will not change any of the accounting methods used by Mavesa unless required by Venezuelan law or by Venezuelan generally accepted accounting practices; and

  (xiii) will not take any action that would result in any breach of the representations and warranties made by the Mavesa Shareholders Group set forth in the Shareholders Agreement.

   Other Related Shareholder Obligations. In addition, the Mavesa Shareholders Group has undertaken the following obligations:

  (i) Upon tendering of Shares or ADSs into the Offers by a member of the Mavesa Shareholders Group, such member of the Mavesa Shareholders Group will waive, solely in connection with the Offers, its Right of First Refusal as set forth in Section 6 of Mavesa's by-laws.

  (ii) Except as set forth in the Shareholders Agreement, the Mavesa Shareholders Group will not, directly or indirectly, solicit or initiate any proposal, offer or request for information from third parties; will not furnish any information to third parties, or participate in any discussions or negotiations with third parties with the objective of entering into preliminary or definitive contracts related to (a) the sale or transfer of securities of Mavesa (including Shares and ADSs) or its subsidiaries that the Mavesa Shareholders Group hold, directly or indirectly, or (b) the approval of any merger, spin-off, consolidation, business combination, restructuring, recapitalization or other similar transactions relating to Mavesa or its subsidiaries or any entity that directly or indirectly owns shares of Mavesa and its subsidiaries (each, a "Transaction"). The Mavesa Shareholders Group will suspend during the term of the Shareholders Agreement any then ongoing discussion or negotiation relating to a Transaction.

  (iii) The Mavesa Shareholders Group will immediately notify the Purchaser in writing of any offer or request (oral or written) presented to the Mavesa Shareholders Group, including the identity of the person who made the offer or requested information, unless such information is subject to a confidentiality agreement entered into prior to December 15, 2000.

  (iv) The Mavesa Shareholders Group will cause the board of directors to call an extraordinary shareholders' meeting to be held no later than six Venezuelan stock exchange trading days following the date the Purchaser pays for the securities tendered into the Offers to elect new directors and officers of Mavesa designated by Purchaser and to appoint statutory auditors.

  (v) The Mavesa Shareholders Group will not vote in favor of amendments to Mavesa by-laws or declaration of dividends, except as required under Venezuelan law, and will not propose or vote in favor of the modification of the policy of quarterly payment of dividends; nor will they request an extraordinary shareholders' meeting except as set forth under (iv).

  (vi) The Mavesa Shareholders Group will comply with Venezuelan and U.S. regulations relating to tax and securities laws.

   Obligations of Primor. The following are some of the material obligations of Primor under the Shareholders Agreement:

  (i) Primor will not exercise the right to limit the number of Shares or ADSs being sought in the Offers, without the written consent of the Mavesa Shareholders Group.

  (ii) Primor will not exercise the right to withdraw the Offers pursuant to Venezuelan law without the written consent of the Mavesa Shareholders Group; provided, however, that Primor may terminate the Shareholders Agreement in accordance with its terms.

   Expenses. Purchaser will pay all of its expenses incurred in connection with the Offers, except those expenses related to Mavesa or the Mavesa Shareholders Group and their financial, legal and other advisors.

   Indemnification by the Mavesa Shareholders Group. The Mavesa Shareholders Group will indemnify and hold harmless the directors, officers, advisors, assigns, and shareholders of Primor (and, upon the election of Purchaser's nominees to the Board of Directors of Mavesa, those of Mavesa and its subsidiaries) against any and all losses and damages (including reasonable attorneys' fees and expenses and reasonable experts' fees after a final judgment or arbitration award has been issued related to such claims) as a direct consequence of: (i) any breach by the Mavesa Shareholders Group of any of their representations and warranties set forth in the Shareholders Agreement; (ii) any failure to comply with any obligation of the Mavesa Shareholders Group set forth in the Shareholders Agreement; and (iii) any final judgment or final arbitration award with respect to third parties which have entered into preliminary or definitive agreements with any member of the Mavesa Shareholders Group or Mavesa, or to which any member of the Mavesa Shareholders Group or Mavesa has made representations or warranties, in connection with the sale process with respect to any assets or securities of Mavesa and its subsidiaries.

   In the event that the Mavesa Shareholders Group is required to indemnify any party in accordance with the Shareholders Agreement, they shall have no right to contribution by, or indemnification from, Mavesa or any of its subsidiaries.

   Indemnification by Primor. Primor will indemnify, defend and hold harmless the Mavesa Shareholders Group (and, until the the election of Purchaser's nominees to the Board of Directors of Mavesa, Mavesa) and its respective officers, directors, executives, advisors, assigns and shareholders against any and all losses and damages arising as a direct consequence of: (i) any breach by Primor of any of its representations and warranties set forth in the Shareholders Agreement; (ii) any failure to fulfill any obligation of Primor set forth in the Shareholders Agreement; and (iii) any final judgment or final arbitration award with respect to representations or warranties made by Primor in connection with the sale process with respect to any assets or securities of, or interests in, Mavesa and its subsidiaries.

   Termination. The Shareholders Agreement may be terminated at any time before the earlier of the time and date at which either the U.S. Offer or the Venezuelan Offer, each as so extended by Purchaser, shall expire, if any of the following events occurs:

  (i) by either Primor or the Mavesa Shareholders Group if (a) (i) the Offers have expired without any Shares or ADSs being purchased pursuant thereto, (ii) the Offers have not been consummated on or before June 30, 2001, or (iii) the CNV or the SEC do not issue their respective approvals, exemptions and waivers on or before February 28, 2001, so long as in each case the terminating party is not responsible for creating the circumstances giving rise to the termination; (b) currency exchange controls are established; (c) a newly enacted law prohibits the consummation of the transactions substantially on the terms contemplated therein, including, without limitation, the Offers or the Shareholders Agreement; (d) an exchange control regime is implemented; or (e) a judgement is rendered which prevents, prohibits, or restricts in a permanent manner the consummation of the Offers in the terms contemplated therein;

  (ii) by Primor or the Mavesa Shareholders Group if due to a breach by the other party of its obligations under the Shareholders Agreement, or due to a breach of representations and warranties, except if such breach had been cured within five Venezuelan stock exchange trading days following notice given by the non-breaching party;

  (iii) by any member of the Mavesa Shareholders Group, in the event that a competing cash offer for all of the outstanding Shares and ADSs is commenced that offers superior consideration from an economic and financial point of view and better terms and conditions than contemplated in the Offers;

  (iv) by Primor or the Mavesa Shareholders Group, in the event that the Superintendencia para la Promocion y Proteccion de la Libre Competencia (the Superintendency for the Promotion and Protection of Free Competition), the Venezuelan antitrust authority, or another governmental entity opposes the Offers or subjects the Offers to conditions requiring the parties to alter materially the terms of the Shareholders Agreement, or any other agreement related to the Offers or the Offers in a manner detrimental to the party requesting termination;

  (v) by Primor, when a competing offer has been presented or in the case of exceptional circumstances not caused by Primor, with prior approval of the CNV, or if the Board of Directors of Mavesa withdraws or modifies its recommendation with respect to the Offers.

   In the event termination is sought by a member of the Mavesa Shareholders Group, the Shareholders Agreement will be terminated solely for said member of the Mavesa Shareholders Group, unless such member of the Mavesa Shareholders Group beneficially owns more than 26% of the total outstanding Shares (including Shares represented by ADSs). In that case, termination will be effective with respect to all members of the Mavesa Shareholders Group.

   If the Shareholders Agreement is terminated, there will be no liability, except for liabilities arising out of a breach of the Shareholders Agreement.

   Arbitration. The parties have provided for arbitration to resolve disputes arising out of the Shareholders Agreement.

   Governing Law. The Shareholders Agreement is governed by Venezuelan law.

 The Mavesa Agreement

   The following is a summary of the material provisions of the Mavesa Agreement by and among Primor, Purchaser and Mavesa. A Spanish language copy of the Mavesa Agreement is filed as Exhibit (d)(2) to the Schedule TO, and a translation thereof into English is filed as Exhibit (d)(4) to the Schedule TO. The summary of the Mavesa Agreement is qualified in its entirety by reference to the original Spanish language Mavesa Agreement, which is incorporated by reference herein. Copies of the Mavesa Agreement may be obtained from or examined at the offices of the SEC as described above in Section 11.

   Company Board Recommendation. The Mavesa Board (1) determined that the terms of the Offers are fair to and in the best interests of the securityholders of Mavesa and (2) has agreed to recommend that all holders of Shares (including Shares represented by ADSs) accept the Offers and tender their Shares and ADSs into the Offers. The Mavesa Board has agreed not to (i) withdraw or change, in a manner adverse to Primor, its recommendation with respect to the Offers, unless the Mavesa Board receives a competing offer that it determines to be more beneficial to the holders of Shares or ADSs (a "Superior Proposal"), or if such withdrawal, modification or change is required to comply with the duties imposed on the Board Members under applicable law, or under Mavesa's by-laws.

   No Solicitation. The Mavesa Agreement provides that the Mavesa Board will not solicit or encourage a proposal or offer to purchase shares or ADSs of Mavesa or its subsidiaries, or proposals for mergers, restructurings, strategic partnerships, joint ventures or similar transactions related to Mavesa or its subsidiaries. Notwithstanding the foregoing, the Mavesa Board may furnish information with respect to Mavesa and its subsidiaries, and participate in discussions or negotiations related to the above referenced transactions, only in the case where (i) Mavesa has received an unsolicited cash acquisition proposal in writing or (ii) an unsolicited offer has been commenced for all the outstanding Shares and ADSs regardless of the minimum condition of such unsolicited offer. In both cases, the Board of Directors must have previously concluded that the proposal or public offer is more beneficial to holders of Shares and ADRs than the Offers and a confidentiality agreement similar to the confidentiality agreement entered into by Primor and Mavesa is executed. Notwithstanding the foregoing, the Board of Directors may provide information about Mavesa and its subsidiaries to any third party which has initiated a public offer and has executed a confidentiality agreement similar to the confidentiality agreement entered into by Primor and Mavesa.

   Expenses. All expenses incurred in connection with the Mavesa Agreement will be paid by the party incurring such expenses.

   Termination Fee. In the event that a competing offer by a company unrelated to Primor is successful within 12 months following January 21, 2001, Mavesa will immediately pay Purchaser a fee equal to 1.5% of the total amount paid to all shareholders and ADS holders who tendered their Shares or ADSs into the competing offer (the "Termination Fee"). The Termination Fee will be payable in cash in U.S. dollars within 10 business days from the closing date of such successful competing offer. The Termination Fee will accrue a 9% annual interest rate in the event it is not paid within the above referenced term.

   Termination. The Mavesa Agreement, except with respect to clauses relating to the Termination Fee, shall cease to be in effect (i) on June 30, 2001 or
(ii) until such prior date upon which the Offers expire without any Shares or ADSs having been purchased.

   Arbitration. The parties have provided for arbitration to resolve disputes arising out of the Mavesa Agreement.

   Governing Law. The Mavesa Agreement is governed by Venezuelan law.

14. Purpose of the Offers; Plans for Mavesa.

   Purpose of the Offers. The purpose of the Offers is to acquire control of Mavesa. We are making the Offers to acquire all of the Shares and ADSs.

   The Board of Directors of Mavesa (1) has determined that the terms of the Offers are fair to and in the best interests of all holders of Shares and ADSs and (2) recommends that Mavesa's stockholders accept the Offers and tender their Shares or ADSs, as appropriate, pursuant to the Offers. See
"INTRODUCTION".

   Primor currently does not have any plans or proposals following completion of the Offers for any subsequent offering period or to propose any second step merger or other business combination that would cause Shares and ADSs which are not purchased pursuant to the Offers to be cashed out in a merger or similar transaction. Although Purchaser and Primor have no such plans, following the consummation of the Offers, we or one or more of our affiliates may from time to time seek to acquire through open market purchases, privately negotiated transactions, additional tender offers or otherwise, at prices different than the one to be paid in the Offers, additional Shares and ADSs of Mavesa not owned by us or our affiliates, subject to, and to the extent permitted by, applicable law. There can be no assurance that Primor or any of its affiliates will effect any such purchases or as to the prices thereof, which could be higher or lower than, or equal to, the price to be paid pursuant to the Offers, except as may be required by law.

   Plans for Mavesa. Mavesa has five business units (beverages, cleaning products, seafood products, spreadable products and sauce products). Currently, some of the product lines are expanding due to the fact that they have been recently acquired, such as the seafood products unit, or due to the launching of new product lines and the entrance into new markets as is the case for the cleaning products line. Other business units, such as spreadables and sauces, continue to grow along with the Venezuelan market as a whole.

   Upon the successful completion of the Offers, and based on available information, Primor presently anticipates that its strategy will be to cause Mavesa to expand its beverage business unit and the seafood business unit and continue growth in the sauce and spreadable business units through new products and continued product line diversification. Primor has not yet, however, reached a final decision with respect to these matters. In addition, upon successful completion of the Offers, Primor will conduct a thorough evaluation of the cleaning product business unit. However, Primor has not yet reached a decision as to the best strategy for this unit.

   Primor will also seek to have Mavesa develop a business plan for each business unit (beverage, cleaning products, sea food products, spreadable products and sauces products). These business plans will determine the need of investment in each business unit taking into account possible synergies that may exist with other business units or subsidiaries of Primor. Additionally, Primor will attempt to achieve operational and administrative synergies between Primor and Mavesa through sales force integration and in their supply chain systems, by consolidating warehousing, transportation and production facilities.

   Primor will also evaluate potential partnerships between Mavesa and other companies within the Empresas Polar group (of which Primor is a part) in order to expand the beverage business unit through the use of existing sales force and product distribution channels as well as potential strategic associations with other companies. However, no decision has presently been made.

   Mavesa has agreed to call a meeting of its shareholders to be held within six business days of payment for Shares and ADSs tendered into the Offers. The purpose of such meeting will be to elect persons designated by Purchaser to Mavesa's Board of Directors and to appoint statutory auditors. Purchaser will be entitled, and presently intends, to designate all members of the Board of Directors of Mavesa, unless a shareholder or group of shareholders holds 20% or more of the outstanding shares. Under Venezuelan law, such shareholder or group of shareholders would be entitled to elect a number of members of the Board of Directors of Mavesa that is proportional to the holding of such shareholder or group of shareholders. In any event, Purchaser believes that it will have the ability to elect at least a majority of the members of the Board of Directors of Mavesa.

   It is expected that, initially following the Offers, the business and operations of Mavesa will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Primor will continue to evaluate the business and operations of Mavesa during the pendency of the Offers and after the consummation of the Offers will take such actions as it deems appropriate under the circumstances then existing. Primor intends to seek additional information about Mavesa during this period. Thereafter, Primor intends to review such information as part of a comprehensive review of Mavesa's business, operations, capitalization and management with a view to optimizing development of Mavesa's potential in conjunction with Primor's business.

   Except as described above or elsewhere in this Offer to Purchase, the Purchaser and Primor have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Mavesa or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets),
(ii) any sale or transfer of a material amount of assets of Mavesa or any of its subsidiaries, (iii) any change in the Mavesa Board or management of Mavesa,
(iv) any material change in Mavesas capitalization or dividend policy, (v) any other material change in Mavesas corporate structure or business, (vi) a class of securities of Mavesa being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Mavesa being eligible for termination of registration pursuant to
Section 12(g) of the Exchange Act.

15. Certain Effects of the Offers

   General In Venezuela, tender offers are regulated by the Capital Markets Law of 1998 and the tender offer regulations thereunder (as amended, the "Regulations") issued by the CNV and which became effective as of May 30, 2000, and which were last amended on September 19, 2000. Pursuant to the Regulations, the CNV has the authority to adopt measures necessary to safeguard the interest of investors in securities subject to the Capital Markets Law, or suspend or cancel, for duly justified cause, the authorization to make public offerings of securities.

   The CNV and the CSE each have the authority to order the temporary suspension of public trading of a security when it deems that circumstances exist that are contrary to an orderly market or when serious circumstances exist. In addition, the CSE has the power to suspend dealings with any listed security if the current price of the security varies by more than 20% from the daily opening price of such security in order to determine the reasons for such price variance and to make inquiries with the issuer of the security involved. If, after trading is resumed, the price varies from the reopening price (or successive reopening prices) by 20% or more, then trading may be suspended again as necessary.

   Effects on Market for Shares and ADSs. The purchase of Shares and ADSs pursuant to the Offers will reduce substantially the number of Shares and ADSs that might otherwise trade publicly and will likely reduce substantially the number of holders of Shares and ADSs. The reduction in the number of publicly traded Shares and ADSs will adversely affect liquidity, marketability and market value of the Shares and ADSs held by the public. Since the Shares are the security that underlies the ADSs, any effect on the market for Shares will have a correlative effect on the market for ADSs.

   The ADSs are listed on the NYSE. Subject to applicable law and NYSE regulations, it is Primor's intention to seek to cause Mavesa to effect the delisting of the ADSs from the NYSE as promptly as practicable after the completion of the Offers. In any event, a reduction in the number of publicly traded ADSs and Shares could adversely affect the liquidity, marketability and market value of the ADSs and Shares.

   In the event that Mavesa is unable or unwilling to effect a voluntary delisting from the NYSE, the NYSE may consider delisting the ADSs if, among other things, the aggregate number of holders of record of ADSs and the number of beneficial holders of ADSs held in the name of NYSE members is less than 400 or the number of such holders is less than 1,200 and the average monthly trading volume during the prior twelve-month period is less than 100,000 ADSs.

   The Shares are listed on the CSE. Primor presently intends to cause Mavesa to maintain the listing of the Shares on the CSE.

   The ADSs are currently "margin securities," as such term is defined under the rules of the Board of Governors of the United States Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offers it is possible that the ADSs would no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such ADSs could no longer be used as collateral for loans made by brokers. The Shares are not "margin securities".

   Registration of ADSs under Exchange Act. The ADSs are currently registered under the Exchange Act. Such registration may be terminated upon application of Mavesa to the SEC if the ADSs are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the ADSs under the Exchange Act would substantially reduce the information required to be furnished by Mavesa to its securityholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Mavesa, such as the requirement of furnishing an annual report to securityholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Mavesa and persons holding "restricted securities" of Mavesa to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of the ADSs under the Exchange Act were terminated, the ADSs would no longer be "margin securities" or be eligible for trading on the NYSE.

   Primor and the Purchaser currently intend to seek to cause Mavesa to terminate the registration of the ADSs under the Exchange Act as soon after consummation of the Offers as the requirements for termination of registration are met. The Shares are not registered securities under the Exchange Act.

16. Extension of Tender Period; Termination; Amendment

   Purchaser reserves the right, at any time or from time to time, if any of the conditions specified in Section 17 have not been satisfied, to extend the period of time during which the U.S. Offer is open by giving oral or written notice of such extension to the ADS Receiving Agent and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the U.S. Offer.

   If Purchaser increases or decreases the consideration to be paid for Shares or ADSs pursuant to the U.S. Offer and the U.S. Offer is scheduled to expire any time before the expiration of a period of 10 business days from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the U.S. Offer will be extended until the expiration of such period of 10 business days. If Purchaser waives a material condition of the U.S. Offer, Purchaser will extend the U.S. Offer for a period sufficient to allow holders of ADSs to consider the amended terms of the U.S. Offer.

   Purchaser also reserves the right, exercisable at any time prior to the Expiration Date in the event any of the conditions set forth in Section 17 of this Offer to Purchase shall not have been satisfied, to terminate the U.S. Offer and not accept for payment or pay for ADSs. In addition, Purchaser reserves the right, exercisable at any time, in the event any of the conditions set forth in Section 17 of this Offer to Purchase shall not have been satisfied and so long as the ADSs have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for ADSs or to terminate the U.S. Offer and not accept for payment or pay for ADSs.

   If Purchaser extends the period of time during which the U.S. Offer is open or is delayed in accepting for payment or paying for ADSs or is unable to accept for payment or pay for ADSs pursuant to the U.S. Offer for any reason, then, without prejudice to Purchaser's rights under the U.S. Offer, the ADS Receiving Agent may, on behalf of Purchaser, retain all ADSs tendered, and such ADSs may not be withdrawn except as otherwise provided in Section 4.

   Any extension, termination or amendment of the U.S. Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the U.S. Offer, Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

   In the event of an extension of the U.S. Offer, Purchaser will seek to extend the Venezuelan Offer. Any such extension of the Venezuelan Offer is subject, however, to the prior approval of the CNV. It is possible, therefore, that the Venezuelan Offer may terminate before the U.S. Offer and that Shares tendered under the Venezuelan Offer may be purchased by Purchaser prior to the purchase of ADSs under the U.S. Offer. See "SUMMARY TERM SHEET" and "INTRODUCTION".

17. Certain Conditions of the U.S. Offer

   Notwithstanding any other provisions of the U.S. Offer, Purchaser shall not be required to accept for payment and, subject to any applicable rules and regulations of the SEC, Purchaser shall not be required to pay for any ADSs, may postpone the acceptance for payment of, or payment for, tendered ADSs, and may, in its sole judgment, extend or terminate the U.S. Offer as to any ADSs not then accepted for payment if in the sole judgment of Purchaser (1) at or prior to the Expiration Date the Minimum Condition has not been satisfied or
(2) at any time on or prior to the Expiration Date and prior to the acceptance for payment of ADSs, any of the following conditions exist:

  (a) there shall have occurred any changes, conditions, events or developments or Purchaser shall have become aware of any facts, events or circumstances related to Mavesa which were not disclosed to the Purchaser by Mavesa or publicly disclosed by Mavesa on or before the date of the Shareholders Agreement that, in any such case, may have a material adverse effect on Mavesa and its subsidiaries or may result in a substantial decrease in the value of the Shares; or there shall have occurred any changes, conditions, events or developments after the date of the Shareholders Agreement related to Mavesa that, in any such case, may have a material adverse effect on Mavesa and its subsidiaries or may result in a substantial decrease in the value of the Shares;

  (b) Mavesa shall have adopted or undertaken any measure or activity to obstruct either or both Offers contemplated by applicable law;

  (c) the Shares tendered into the Venezuelan Offer shall have not been accepted for purchase by Purchaser because the conditions to the Venezuelan Offer have not been satisfied, but this clause (c) shall only be a condition precedent if the Minimum Condition shall have not been satisfied through the U.S. Offer;

  (d) there shall have been entered, enforced or issued by any governmental entity, any judgment, order, injunction or decree: (i) which makes illegal, restrains or prohibits the making of either of the Offers or both, the acceptance for payment of, or payment for, any Shares (including Shares represented by ADSs) by Purchaser; (ii) which prohibits or limits the ownership or operation by Primor, Purchaser, Mavesa, or any of their subsidiaries of all or any material portion of the business or assets of Mavesa or any of their subsidiaries, or compels Primor, Purchaser, Mavesa or any of their subsidiaries to dispose of or hold separate all or any portion of the business or assets of Mavesa or any of their subsidiaries; (iii) which imposes or confirms limitations on the ability of Primor, Purchaser or any other affiliate of Primor to exercise full rights of ownership of any Shares or ADSs, including, without limitation, the right to vote any Shares or ADSs acquired by Purchaser pursuant to any of the Offers or otherwise on all matters properly presented to Mavesa's stockholders; or (iv) which requires divestiture by Primor, Purchaser or any other affiliate of Primor of any Shares or ADSs;

  (e) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or Caracas Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Venezuela, or (iii) any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States or Venezuela, or (iv) any exchange control or differential exchange regime is established in Venezuela or in the United States;

  (f) if a competing offer or bid for any Shares or ADSs has been commenced;

  (g) the Board of Directors of Mavesa shall have withdrawn or modified the recommendation by such Board of Directors of the U.S. Offer or the Venezuelan Offer;

  (h) the representations or warranties of the holders of Shares and ADSs that are a party to the Shareholders Agreement (without giving effect to the "knowledge" or "materiality" qualifiers contained therein) shall not be true and correct in all respects;

  (i) Mavesa shall have failed to perform any obligation or to comply with any agreement or covenant of Mavesa to be performed or complied with by it under Mavesa Agreement;

  (j) the holders of Shares and ADSs that are a party to the Shareholders Agreement shall have failed to perform any obligation or to comply with any agreement or covenant of the holders of Shares and ADSs that are a party to the Shareholders Agreement to be performed or complied with by them under the Shareholders Agreement; or

  (k) the Mavesa Agreement and/or the Shareholders Agreement shall have been terminated in accordance with its terms;

which, regardless of the circumstances (including any action or inaction by Primor or Purchaser or any of their affiliates), giving rise to any such condition, makes it inadvisable to proceed with the Offers or either of them and/or with such acceptance for payment or payment.

   The foregoing conditions are for the sole benefit of Primor and Purchaser and may be asserted by Primor or Purchaser in their sole judgment regardless of the circumstances giving rise to any such conditions or may be waived by Primor or Purchaser in whole or in part at any time and from time to time.

   The failure by Primor or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Primor or Purchaser concerning any condition or event described in this Section 17 shall be final and binding upon all parties.

   Because the acceptance of Shares under the Venezuelan Offer is a condition to the U.S. Offer, the conditions to the Venezuelan Offer, the rights of Purchaser to withdraw the Venezuelan Offer, and the termination rights of Purchaser under the Venezuelan Offer may also be deemed to be conditions, rights to withdraw the U.S. Offer and/or termination rights to the U.S. Offer. See Section 18 for a discussion of the conditions to the Venezuelan Offer, the rights of Purchaser to withdraw the Venezuelan Offer, and the termination rights of Purchaser under the Venezuelan Offer.

   Notwithstanding the foregoing, the Minimum Condition can only be waived in accordance with Venezuelan law. Under Venezuelan law, we may only waive the Minimum Condition by lowering it to 75% of the original percentage of shares, including shares represented by ADSs, sought in the offers or, in our case, 48.75% of the outstanding Shares (including Shares represented by ADSs).

   Shares and ADSs tendered into the Offers which are used to effect exercises of the Right of First Refusal shall not be counted in determining whether or not the Minimum Condition has been met. See Section 5.

18. The Venezuelan Offer.

   Conditions to the Venezuelan Offer. The following are conditions to the Venezuelan Offer in addition to the Minimum Condition, any or all of which may be waived by Purchaser:

  (i) that as of the date of settlement of the purchase of Mavesa securities tendered into the Offers on the Caracas Stock Exchange (the "Settlement Date"), Mavesa and the securityholders named in the Shareholders Agreement shall not have failed to fulfill their respective obligations contemplated in the Mavesa Agreement and the obligations of the securityholders contemplated in the Shareholders Agreement;

  (ii) that as of the Settlement Date, the number of outstanding Shares is 3,597,099,839;

  (iii) that as of the Settlement Date, the Mavesa Shareholders Meeting shall not have declared dividends other than those required by article 115 of the Venezuelan Capital Markets Law, and the usual manner of quarterly payment of dividends has not been modified;

  (iv) that as of the Settlement Date, the Board of Directors of Mavesa shall have maintained its recommendation with respect to the Offers without modification; and

  (v) that as of the Settlement Date, the Mavesa Agreement and the Shareholders Agreement remain in full force and effect.

   Right to Deem the Venezuela Offer Failed. In the event that (i) the Minimum Condition is not satisfied, (ii) the essential conditions of the Venezuela Offer are modified for reasons not attributable to Purchaser, or (iii) there are situations of fact that grant Purchaser the right to withdraw the Venezuelan Offer, Purchaser reserves the right to:

  (i) extend the initial term of the Venezuelan Offer, subject to prior authorization from the CNV;

  (ii)  deem the Venezuelan Offer failed or withdraw the Venezuelan Offered;
        or

  (iii) not to deem the Venezuelan Offer failed, provided that the valid acceptances represent at least a number of Shares which, together with the Shares (including Shares represented by ADSs) purchased according to the U.S. Offer, represent at least 48.75% of the outstanding Shares (including Shares represented by ADSs).

   Withdrawal of the Venezuelan Offer. The Venezuelan Offer may be withdrawn by Purchaser pursuant to the Regulations promulgated by the CNV, if Mavesa takes any measure or action intended to hinder the Offers, or upon confirmation by the CNV, in the event of the occurrence of any of the following:

  (i) any material fact adversely affecting Mavesa or any subsidiaries thereof or which may result in a substantial reduction of the value of the Shares (including inaccurate or false representations and warranties of the holders of Shares and ADSs who are a party to the Shareholders Agreement), not attributable to Primor or Purchaser, and not disclosed before the date of the Shareholders Agreement, becomes known by Primor or Purchaser after such date;

  (ii) any material fact adversely affecting Mavesa or any subsidiaries thereof or which may result in a substantial reduction of the value of the Shares, not attributable to Primor or Purchaser, takes place after the date of the Shareholders Agreement and before the Settlement Date;

  (iii) if ADSs validly tendered into the U.S. Offer fail to be purchased because of circumstances that, according to the terms and conditions of the U.S. Offer, grant Purchaser the right to revoke the U.S.

     Offer (Purchaser may only withdraw the Venezuelan Offer according to this subsection (iv) if and only if the Minimum Condition cannot been met pursuant to the Venezuelan Offer);

  (iv) on or before the Settlement Date any rule forbidding performance of the Offers under the agreed terms, or limiting the exercise of the rights conferred by the Shares or ADSs comes into effect, or a judgement permanently hindering, forbidding or restraining performance of the Offers under the agreed terms or limiting the exercise of the rights conferred by the Shares or ADS is passed; or

  (v) on or before the Settlement Date a situation generally affecting the credit granting capacity of banks or other financial institutions in Venezuela or in the United States, or generally affecting the listing of securities in the Caracas Stock Exchange or in the New York Stock Exchange, takes place in Venezuela or in the Unites States, or an exchange control system or an exchange rate differential system is implemented in Venezuela or in the United States.

19. Certain Legal Matters; Regulatory Approvals.

   General. Based on its examination of publicly available information submitted by Mavesa to the SEC and other publicly available information concerning Mavesa, Purchaser is not aware of (1) any governmental license or regulatory permit that appears to be material to the Mavesa's business that might be adversely affected by Purchaser's acquisition of Shares or ADSs as contemplated herein, (2) any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares or ADSs by Purchaser as contemplated herein, or (3) any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with the Offers, including, but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which Mavesa or Purchaser or any of their respective subsidiaries or affiliates is a party. Should any such approval or other action be required, Purchaser will determine whether such approval or other action will be sought. Any such approval may delay the acceptance for payment of or payment for ADSs tendered pursuant to the U.S. Offer. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Mavesa's business or certain parts of Mavesa's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the U.S. Offer without the purchase of ADSs thereunder. Purchaser's obligation under the U.S. Offer to accept for payment and pay for ADSs is subject to certain conditions. See
Section 17.

   Notification of Tender Offer. Pursuant to the Venezuelan Capital Markets Law of 1998 and the tender offer regulations thereunder, Purchaser has received approval from the CNV of the Venezuelan Offer and an announcement with respect to the Venezuelan Offer.

   Antitrust and Regulatory Laws. Under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the HSR Act), certain acquisitions may not be consummated unless certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. Based upon information provided by Mavesa, Purchaser does not believe that the HSR Act is applicable to the purchase of the ADSs and/or Shares pursuant to the Offers.

   There are no requirements under Venezuelan law that the Venezuelan antitrust authority (the VAA) be notified of the Offers. The VAA does, however, have authority to investigate any intended transaction that the VAA determines is likely to cause an adverse effect on, or lessen, competition.

20. Fees and Expenses.

   Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares or ADSs pursuant to the Offers.

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

   Purchaser has retained The Bank of New York to act as the ADS Receiving Agent in connection with the U.S. Offer. The ADS Receiving Agent has not been retained to make solicitations or recommendations in its role as receiving agent. The ADS Receiving Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

   Purchaser has retained Provincial Casa de Bolsa, S.A. to act as the Share Receiving Agent in connection with the Venezuelan Offer. The Share Receiving Agent has not been retained to make solicitations or recommendations in its role as receiving agent. The Share Receiving Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the securities laws.

   Purchaser has retained Innisfree M&A Incorporated to act as the Information Agent in connection with the Offers. The Information Agent may contact holders of ADSs and Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offers to beneficial owners of ADSs and Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the securities laws.

21. Miscellaneous.

   The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance for payment thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, at its discretion, take such action as it may deem necessary to make the U.S. Offer in any such jurisdiction and extend the U.S. Offer to holders of ADSs in such jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of Purchaser not contained in this U.S. Offer to Purchase, the ADS Letter of Transmittal or the ADS Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized.

   Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Mavesa has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of Mavesa's Board of Directors with respect to the Offers and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 11 above.

                                          Primor Alimentos, C.A.

February 21, 2001

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

   1. Directors and Executive Officers of Primor. The name, age, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Primor and certain other information are set forth below. Unless otherwise indicated below, the address of each executive officer and director is 2da. Av. de Los Cortijos de Lourdes, Ed. Centro Empresarial Polar, Caracas, Venezuela. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Primor. Unless otherwise indicated in the footnotes, all directors and executive officers listed below are citizens of Venezuela.

                                                           Current Position and
                                                             Present Principal
                                                               Occupation or
                                      Year      Current    Employment; Material
                                  Appointed to   Term      Positions Held During
           Name and Age              Board      Expires       Past Five Years
           ------------           ------------ --------- ------------------------
 Gustavo Gimenez Pocaterra, 65     Nov. 2000   Nov. 2001 Chairman and Director of
                                                         the Board of Primor
                                                         since 1998. Principal
                                                         Director of the Board of
                                                         Cerveceria Polar, C.A.
                                                         since 1974. Chairman of
                                                         the Board of Directors
                                                         from 1970 through 1998
                                                         of Proalca Productos
                                                         Alimenticios. Chairman
                                                         of the Board of
                                                         Cerveceria Polar, C.A.
                                                         since 1985. President of
                                                         the Executive Committee
                                                         of Cerveceria Polar,
                                                         C.A. since 1988.

 Leonor Gimenez de Mendoza, 64     Nov. 2000   Nov. 2001 Director of the Board of
                                                         Primor since 1998.
                                                         Member of the Board of
                                                         Directors of Cerveceria
                                                         Polar since 1987.
                                                         Chairwoman of Fundacion
                                                         Polar since 1977. Member
                                                         of the Board of Centro
                                                         Nutricional de Antimano
                                                         since 1994.

 Alfredo Guinand Baldo, 73         Nov. 2000   Nov. 2001 Director of the Board of
                                                         Primor since 1998.
                                                         Principal Director of
                                                         Board of Cerveceria
                                                         Polar, C.A. since 1983.
                                                         Member of the Executive
                                                         Committee of Cerveceria
                                                         Polar, C.A. since 1988.
                                                         Director of Fundacion
                                                         Polar, C.A. since 1977.
                                                         Director since 1983 of
                                                         Cerveceria Polar, C.A.
                                                         and a majority of
                                                         companies pertaining to
                                                         Food Strategic Business
                                                         Unit of Empresas Polar.

 Lorenzo Mendoza Gimenez, 35       Nov. 2000   Nov. 2001 Director of the Board of
                                                         Primor since 1998.
                                                         Principal Director of
                                                         Cerveceria Polar, C.A.
                                                         since 1993. Member of
                                                         the Executive Committee
                                                         of Cerveceria Polar,
                                                         C.A. since 1990. CEO of
                                                         Empresas Polar since
                                                         1999. Principal Director
                                                         of the Board of Banco
                                                         Provincial, S.A. Banco
                                                         Universal since 1997.
                                                         Principal Director of
                                                         the Board of Directors
                                                         of Snack America Latina
                                                         since 1998.

 Gerhard Wittl, 71                 Nov. 2000   Nov. 2001 Director of the Board of
                                                         Primor since 1998.
                                                         Principal Director of
                                                         the Board of Cerveceria
                                                         Polar, C.A. since 1971.
                                                         Member of the Executive
                                                         Committee of Cerveceria
                                                         Polar, C.A. since 1988.
                                                         Director of Cerveceria
                                                         Polar de Oriente, C.A.,
                                                         since 1971. Director of
                                                         majority of the
                                                         companies of the
                                                         Strategic Business Unit
                                                         of Food of Empresas
                                                         Polar since 1986.

 Juan Lorenzo Mendoza Pacheco, 41  Nov. 2000   Nov. 2001 Director of the Board of
                                                         Primor since 1998.
                                                         Principal Director of
                                                         the Board of Cerveceria
                                                         Polar, C.A. since 1989.
                                                         Member of the Executive
                                                         Committee of Cerveceria
                                                         Polar, C.A. since 1988.
                                                         Member of the Board of
                                                         Directors of Snack
                                                         America Latina, as well
                                                         as Financorp Banco de
                                                         Inversion, C.A. since
                                                         1998. Director since
                                                         1985 of several
                                                         companies from the
                                                         Strategic Business Units
                                                         of Brewery, Malt and
                                                         Food of Empresas Polar.

 Leopoldo Marquez Anez, 67         Nov. 2000   Nov. 2001 Director of the Board of
                                                         Primor since 1998.
                                                         Member of the Board of
                                                         Directors of Cerveceria
                                                         Polar, C.A. since 1985.
                                                         Director of the Polar
                                                         Foundation since 1985.
                                                         Member of the Executive
                                                         Committee of Cerveceria
                                                         Polar, C.A. from 1988
                                                         until 1996.


                                                         Current Position and
                                                           Present Principal
                                                             Occupation or
                                    Year      Current    Employment; Material
                                Appointed to   Term      Positions Held During
          Name and Age             Board      Expires       Past Five Years
          ------------          ------------ --------- ------------------------
 Juan Simon Mendoza Gimenez, 31  Nov. 2000   Nov. 2001 Director of the Board of
                                                       Primor since 1998.
                                                       Principal Director of
                                                       the Board of Cerveceria
                                                       Polar, C.A. since 1997.
                                                       Member of the Executive
                                                       Committee of Cerveceria
                                                       Polar since 1994. Member
                                                       of the Board of several
                                                       companies of the
                                                       Strategic Business Units
                                                       of Brewery, Malt and
                                                       Food of Empresas Polar,
                                                       as well as Financorp
                                                       Banco de Inversion C.A.
                                                       and Snack America Latina
                                                       since 1998.

 Hernan Anzola Gimenez, 56       Nov. 2000   Nov. 2001 Director of the Board of
                                                       Primor since 1998.
                                                       Member of the Board of
                                                       Directors of Cerveceria
                                                       Polar, C.A. since 1995.
                                                       Member of the Executive
                                                       Committee of Cerveceria
                                                       Polar since 1996.
                                                       President of the Board
                                                       of Directors of Banco
                                                       Provincial S.A. Banco
                                                       Universal. Member of the
                                                       Board of Directors of
                                                       the Insurance Company
                                                       Seguros La Seguridad,
                                                       C.A. since 1994.

 Alejandro Mendoza Pacheco, 39   Nov. 2000   Nov. 2001 Director of the Board of
                                                       Primor since 1998.
                                                       Member of the Board of
                                                       Directors of Cerveceria
                                                       Polar, C.A. since 1997.
                                                       Member of the Board of
                                                       Directors of
                                                       Distribuidora Polar de
                                                       Oriente, C.A.,
                                                       Distribuidora Polar del
                                                       Sur, C.A., Distribuidora
                                                       Polar Metropolitana,
                                                       C.A., Distribuidora
                                                       Polar, S.A.,
                                                       Distribuidora Polar del
                                                       Centro, S.A.,
                                                       Distribuidora Polar
                                                       Centro Occidental, S.A.,
                                                       Dosa, C.A. Cerveceria
                                                       Polar del Lago and of
                                                       Cerveceria Polar de
                                                       Oriente, C.A. since
                                                       1990.

 Jose Anzola, 39                    1998      Present  Executive Officer of
                                                       Primor since 1998.
                                                       Operations Manager at
                                                       Corina of Empresas Polar
                                                       since 1985. General
                                                       Manager of PROVENACA in
                                                       1990. Operations
                                                       Director of Empresas
                                                       Polar's Food Strategic
                                                       Business Unit since
                                                       1998.

 Jose Smolansky, 43                 1998      Present  Executive Officer of
                                                       Primor since 1998.
                                                       Manager of
                                                       Administration and
                                                       Finance in C.A. Promesa
                                                       from 1992 until 1999.
                                                       National Administration
                                                       Manager since 2000.
                                                       Administration Director
                                                       of the Empresas Polar's
                                                       Food Strategic Business
                                                       Unit since September
                                                       2000.

 Horacio Saccoman, 52               2000      Present  Executive Officer of
                                                       Primor since 2000.
                                                       General
                                                       Manager/President of
                                                       Warner Lambert--Ecuador
                                                       from 1992 to 1996.
                                                       General
                                                       Manager/President of
                                                       Warner Lambert--
                                                       Venezuela from 1996 to
                                                       2000. Technical Director
                                                       of Empresas Polar's Food
                                                       Strategic Business Unit
                                                       since September 2000.

 Alberto Borges, 50                 1998      Present  Executive Officer of
                                                       Primor since 1998.
                                                       Commercial Director of
                                                       Empresas Polar's Food
                                                       Strategic Unit from 1998
                                                       to December 2000.
                                                       International Business
                                                       Director of Empresas
                                                       Polar's Food Strategic
                                                       Business Unit since
                                                       January 2001.

 Alfredo Bocaranda, 48              1998      Present  Executive Officer of
                                                       Primor since 1998. Sales
                                                       Director of Snack
                                                       America Latina from 1993
                                                       until 1999. National
                                                       Business Marketing
                                                       Manager of Empresas
                                                       Polar's Beer and Malt
                                                       Strategic Unit from 1999
                                                       until 2000. Sales and
                                                       Distribution Director in
                                                       the Food Strategic
                                                       Business Unit since
                                                       January 2001.

 Sergio Facchi, 60                  1998      Present  Executive Officer of
                                                       Primor since 1998.
                                                       General Manager of
                                                       MOSACA from 1991 until
                                                       2000. General Manager of
                                                       the Wheat Business at
                                                       Empresas Polar's Food
                                                       Strategic Business Unit
                                                       since 2001.

 Fernando Pazmino, 53               1998      Present  Executive Officer of
                                                       Primor since 1998.
                                                       Remavenca's General
                                                       Manager from 1991 until
                                                       1999. General Manager of
                                                       the Corn Business at
                                                       Empresas Polar's Food
                                                       Strategic Business Unit
                                                       since 1999.

 Avelino Rodriguez, 39              1998      Present  Executive Officer of
                                                       Primor since 1998.
                                                       General Manager of
                                                       Corina from 1993 until
                                                       1998. General Manager of
                                                       the Rice Business at
                                                       Empresas Polar's Food
                                                       Strategic Business Unit
                                                       since 1998.

 Luis A. Sanchez, 38                1998      Present  Executive Officer of
                                                       Primor since 1998.
                                                       Industrial Sales Manager
                                                       of Remavenca since 1991.
                                                       Commercial Manager in
                                                       C.A. Promesa from 1994
                                                       until 1999. Business
                                                       Manager of the Animal
                                                       Feed at Empresas Polar's
                                                       Food Strategic Business
                                                       Unit since 1999.


                                                           Current Position and
                                                             Present Principal
                                                               Occupation or
                                      Year      Current    Employment; Material
                                  Appointed to   Term      Positions Held During
           Name and Age              Board      Expires       Past Five Years
           ------------           ------------ --------- ------------------------
 Gunther Faulhaber, 60                1998      Present  Executive Officer of
                                                         Primor since 1998.
                                                         Technical Director of
                                                         Empresas Polar's Food
                                                         Strategic Business Unit
                                                         from 1992 until 2000.
                                                         General Manager of the
                                                         Oil Business at Empresas
                                                         Polar's Food Strategic
                                                         Business Unit since
                                                         2000.

 Jose Luis Alfinger, 50               1998      Present  Executive Officer of
                                                         Primor since 1998.
                                                         Manager at C.A. Promesa
                                                         until 1998. National
                                                         Human Resources Manager
                                                         of Empresas Polar's Food
                                                         Strategic Business Unit
                                                         since 1998.
   2. Directors and Executive Officers of Purchaser. The name, age, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Purchaser and certain other information are set forth below. Unless otherwise indicated below, the address of each director and executive officer is 2da. Av. de Los Cortijos de Lourdes,
Ed. Centro Empresarial Polar, Caracas, Venezuela. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. All directors and executive officers listed below are citizens of Venezuela.

                                                           Current Position and
                                                             Present Principal
                                                               Occupation or
                                      Year      Current    Employment; Material
                                  Appointed to   Term      Positions Held During
           Name and Age              Board      Expires       Past Five Years
           ------------           ------------ --------- ------------------------
 Gustavo Gimenez Pocaterra, 65     Jan. 2001   Nov. 2001 Chairman and Director of
                                                         the Board of Purchaser
                                                         since 2001. Principal
                                                         Director of the Board of
                                                         Cerveceria Polar, C.A.
                                                         since 1974. Chairman of
                                                         the Board of Directors
                                                         from 1970 through 1998
                                                         of Proalca Productos
                                                         Alimenticios. Chairman
                                                         of the Board of
                                                         Cerveceria Polar, C.A.
                                                         since 1985. President of
                                                         the Executive Committee
                                                         of Cerveceria Polar,
                                                         C.A. since 1988.

 Leonor Gimenez de Mendoza, 64     Jan. 2001   Nov. 2001 Director of Purchaser
                                                         since 2001. Member of
                                                         the Board of Directors
                                                         of Cerveceria Polar
                                                         since 1987. Chairwoman
                                                         of Fundacion Polar since
                                                         1977. Member of the
                                                         Board of Centro
                                                         Nutricional de Antimano
                                                         since 1994.

 Alfredo Guinand Baldo, 73         Jan. 2001   Nov. 2001 Director of Purchaser
                                                         since 2001. Principal
                                                         Director of Board of
                                                         Cerveceria Polar, C.A.
                                                         since 1983. Member of
                                                         the Executive Committee
                                                         of Cerveceria Polar,
                                                         C.A. since 1988.
                                                         Director of Fundacion
                                                         Polar, C.A. since 1977
                                                         and Director since 1983
                                                         of Cerveceria Polar,
                                                         C.A., and a majority of
                                                         companies pertaining to
                                                         Food Strategic Business
                                                         Unit of Empresas Polar.

 Lorenzo Mendoza Gimenez, 35       Jan. 2001   Nov. 2001 Director of Purchaser
                                                         since 2001. Principal
                                                         Director of Cerveceria
                                                         Polar, C.A. since 1993.
                                                         Member of the Executive
                                                         Committee of Cerveceria
                                                         Polar, C.A. since 1990.
                                                         CEO of Primor since
                                                         1999. Principal Director
                                                         of the Board of Banco
                                                         Provincial, S.A. Banco
                                                         Universal since 1997.
                                                         Principal Director of
                                                         the Board of Directors
                                                         of Snack America Latina
                                                         since 1998.

 Gerhard Wittl, 71                 Jan. 2001   Nov. 2001 Director of Purchaser
                                                         since 2001. Principal
                                                         Director of the Board of
                                                         Cerveceria Polar, C.A.
                                                         since 1971. Member of
                                                         the Executive Committee
                                                         of Cerveceria Polar,
                                                         C.A. since 1988.
                                                         Director of Cerveceria
                                                         Polar de Oriente, C.A.,
                                                         since 1971. Director of
                                                         majority of the
                                                         companies of the
                                                         Strategic Business Unit
                                                         of Food of Empresas
                                                         Polar since 1986.

 Juan Lorenzo Mendoza Pacheco, 41  Jan. 2001   Nov. 2001 Director of Purchaser
                                                         since 2001. Principal
                                                         Director of the Board of
                                                         Cerveceria Polar, C.A.
                                                         since 1989. Member of
                                                         the Executive Committee
                                                         of Cerveceria Polar,
                                                         C.A. since 1988. Member
                                                         of the Board of
                                                         Directors of Snack
                                                         America Latina, as well
                                                         as Financorp Banco de
                                                         Inversion, C.A. since
                                                         1998. Director since
                                                         1985 of several
                                                         companies from the
                                                         Strategic Business Units
                                                         of Brewery, Malt and
                                                         Food of Empresas Polar.

 Leopoldo Marquez Anez, 67         Jan. 2001   Nov. 2001 Director of Purchaser
                                                         since 2001. Member of
                                                         the Boards of Directors
                                                         of Cerveceria Polar,
                                                         C.A. since 1985.
                                                         Director of the Polar
                                                         Foundation since 1985.
                                                         Member of the Executive
                                                         Committee of Cerveceria
                                                         Polar, C.A. from 1988
                                                         until 1996.


                                                         Current Position and
                                                           Present Principal
                                                             Occupation or
                                    Year      Current    Employment; Material
                                Appointed to   Term      Positions Held During
          Name and Age             Board      Expires       Past Five Years
          ------------          ------------ --------- ------------------------
 Juan Simon Mendoza Gimenez, 31  Jan. 2001   Nov. 2001 Director of Purchaser
                                                       since 2001. Principal
                                                       Director of the Board of
                                                       Cerveceria Polar, C.A.
                                                       since 1997. Member of
                                                       the Executive Committee
                                                       of Cerveceria Polar
                                                       since 1994. Member of
                                                       the Board of Directors
                                                       of several companies of
                                                       the Strategic Business
                                                       Units of Brewery, Malt
                                                       and Food of Empresas
                                                       Polar, as well as
                                                       Financorp Banco de
                                                       Inversion C.A. and Snack
                                                       America Latina since
                                                       1998.

 Hernan Anzola Gimenez, 56       Jan. 2001   Nov. 2001 Director of Purchaser
                                                       since 2001. Member of
                                                       the Board of Directors
                                                       of Cerveceria Polar,
                                                       C.A. since 1995. Member
                                                       of the Executive
                                                       Committee of Cerveceria
                                                       Polar since 1996.
                                                       President of the Board
                                                       of Directors of Banco
                                                       Provincial S.A. Banco
                                                       Universal. Member of the
                                                       Board of Directors of
                                                       the Insurance Company
                                                       Seguros La Seguridad,
                                                       C.A. since 1994.

 Alejandro Mendoza Pacheco, 39   Jan. 2001   Nov. 2001 Director of Purchaser
                                                       since 2001. Member of
                                                       the Board of Directors
                                                       of Cerveceria Polar,
                                                       C.A. since 1997. Member
                                                       of the Board of
                                                       Directors of
                                                       Distribuidora Polar de
                                                       Oriente, C.A.,
                                                       Distribuidora Polar del
                                                       Sur, C.A., Distribuidora
                                                       Polar Metropolitana,
                                                       C.A., Distribuidora
                                                       Polar, S.A.,
                                                       Distribuidora Polar del
                                                       Centro, S.A.,
                                                       Distribuidora Polar
                                                       Centro Occidental, S.A.,
                                                       Dosa, C.A. Cerveceria
                                                       Polar del Lago and of
                                                       Cerveceria Polar de
                                                       Oriente, C.A. since
                                                       1990.

 Guillermo Bolinaga, 31          Jan. 2001   Nov. 2001 Executive Officer of
                                                       Purchaser since 2001.
                                                       Director of the Legal
                                                       Affairs Corporate Unit
                                                       of Empresas Polar since
                                                       January 1999. Member of
                                                       the Boards of Directors
                                                       of Productos Efe S.A.
                                                       and Ferroatlantica of
                                                       Venezuela (FERROVEN)
                                                       since 1998. Professor of
                                                       the Catholic University
                                                       Andres Bello from 1996
                                                       to present.

 Jose Anzola, 39                 Jan. 2001   Nov. 2001 Executive Officer of
                                                       Purchaser since 2001.
                                                       Operations Manager at
                                                       Corina of Empresas Polar
                                                       since 1986. General
                                                       Manager of PROVENACA in
                                                       1990. Operations
                                                       Director of Empresas
                                                       Polar's Food Strategic
                                                       Business Unit since
                                                       1998.

 Jose Smolansky, 43              Jan. 2001   Nov. 2001 Executive Officer of
                                                       Purchaser since 2001.
                                                       Manager of
                                                       Administration and
                                                       Finance in C.A. Promesa
                                                       from 1992 until 1999.
                                                       National Administration
                                                       Manager since 2000.
                                                       Administration Director
                                                       of the Empresas Polar's
                                                       Food Strategic Business
                                                       Unit since December
                                                       2000.

 Horacio Saccoman, 52            Jan. 2001   Nov. 2001 Executive Officer of
                                                       Purchaser since 2001.
                                                       General
                                                       Manager/President of
                                                       Warner Lambert--Ecuador
                                                       from 1992 to 1996.
                                                       General
                                                       Manager/President of
                                                       Warner Lambert--
                                                       Venezuela from 1996 to
                                                       2000. Technical Director
                                                       of Empresas Polar's Food
                                                       Strategic Business Unit
                                                       since September 2000.

 Alberto Borges, 50              Jan. 2001   Nov. 2001 Executive Officer of
                                                       Purchaser since 2001.
                                                       Commercial Director of
                                                       Empresas Polar's Food
                                                       Strategic Unit from 1998
                                                       to December 2000.
                                                       International Business
                                                       Director of Empresas
                                                       Polar's Food Strategic
                                                       Unit since January 2001.

 Alfredo Bocaranda, 48           Jan. 2001   Nov. 2001 Executive Officer of
                                                       Purchaser since 2001.
                                                       Sales Director of Snack
                                                       America Latina from 1993
                                                       until 1999. National
                                                       Marketing Manager of
                                                       Empresas Polar's Beer
                                                       and Malt Strategic Unit
                                                       from 1999 until 2000.
                                                       Sales and Distribution
                                                       Director in the Food
                                                       Strategic Business Unit
                                                       since January 2001.

 Sergio Facchi, 60               Jan. 2001   Nov. 2001 Executive Officer of
                                                       Purchaser since 2001.
                                                       General Manager of
                                                       MOSACA from 1991 until
                                                       2000. General Manager of
                                                       the Wheat Business at
                                                       Empresas Polar's Food
                                                       Strategic Business Unit
                                                       since 2001.

 Fernando Pazmino, 53            Jan. 2001   Nov. 2001 Executive Officer of
                                                       Purchaser since 2001.
                                                       Remavenca's General
                                                       Manager from 1991 until
                                                       1999. General Manager of
                                                       the Corn Business at
                                                       Empresas Polar's Food
                                                       Strategic Business Unit
                                                       since 1999.


                                                 Current Position and Present
                                                    Principal Occupation or
                            Year      Current   Employment; Material Positions
                        Appointed to   Term               Held During
      Name and Age         Board      Expires           Past Five Years
      ------------      ------------ --------- --------------------------------
 Avelino Rodriguez, 39   Jan. 2001   Nov. 2001 Executive Officer of Purchaser
                                               since 2001. General Manager of
                                               Corina from 1993 until 1998.
                                               General Manager of the Rice
                                               Business at Empresas Polar's
                                               Food Strategic Business Unit
                                               since 1998.

 Luis A. Sanchez         Jan. 2001   Nov. 2001 Executive Officer of Purchaser
                                               since 2001. Industrial Sales
                                               Manager of Remavenca since 1991.
                                               Commercial Manager of in C.A.
                                               Promesa from 1994 until 1999.
                                               Business Manager of the Animal
                                               Feed at Empresas Polar's Food
                                               Strategic Business Unit since
                                               1999.

 Gunther Faulhaber, 60   Jan. 2001   Nov. 2001 Executive Officer of Purchaser
                                               since 2001. Technical Director
                                               of the Food Division of Empresas
                                               Polar's Food Strategic Business
                                               Unit from 1992 until 2000.
                                               General Manager of the Oil
                                               Business at Empresas Polar's
                                               Food Strategic Business Unit
                                               since 2000.

 Jose Luis Alfinger, 50  Jan. 2001   Nov. 2001 Executive Officer of Purchaser
                                               since 2001. Manager at C.A.
                                               Promesa until 1998. National
                                               Human Resources Manager of
                                               Empresas Polar's Food Strategic
                                               Business Unit since 1998.

                                                                     SCHEDULE II
               TRANSACTIONS CONCERNING SHARES AND ADSs OF MAVESA
                             -- MOST RECENT 60 DAYS

   The following table sets forth transactions in Shares and ADSs during the past 60 days by Primor. All transactions listed below involved open-market purchases.

                         Shares of Mavesa Common Stock

                              # of
         Trade Date          Shares                 Price                  Total Cost
         ----------          ------                 -----                  ----------
      January 24, 2001        500             Bs.94.50 per Share           Bs.47,250

                ADSs Representing Shares of Mavesa Common Stock

                              # of
         Trade Date           ADSs                  Price                  Total Cost
         ----------           ----                  -----                  ----------
      January 24, 2001         50              US$8.25 per ADS             US$412.50

 Facsimile copies of the ADS Letter of Transmittal, properly completed and duly signed, will be accepted. The ADS Letter of Transmittal, ADRs for the ADSs tendered and all other required documents should be delivered to the ADS
                                Receiving Agent.

                The ADS Receiving Agent under the U.S. Offer is:

                              THE BANK OF NEW YORK

        By Mail:                 By Facsimile:            By Hand/Overnight
 Tender & Exchange Dept.(For Eligible Institutions Only)      Courier:
     P.O. Box 11248              (212) 815-6213        Tender & Exchange Dept.
                                                           101 Barclay St.

  Church Street Station
  New York, N.Y. 10286-      Confirm by Telephone:       Receive and Deliver
          1248                   (212) 815-6173                Window

                                     * * *              New York, N.Y. 10286

            The Share Receiving Agent under the Venezuelan Offer is:

                         Provincial Casa de Bolsa, S.A.
                       Avenida Este O con Avenida Vollmer
                     Centro Financiero Provincial, Piso 14
                                 San Bernardino
                            Caracas 1010, Venezuela
                           Telephone: +(582) 504-5911
                              Fax: +(582) 504-5378

                                     * * *

 Questions and requests for assistance may be directed to the information agent below. Additional copies of this Offer to Purchase, the ADS Letter of Transmittal, and other related tender offer materials may be obtained from the information agent. Holders of Shares or ADSs may also contact a broker, dealer, commercial bank or trust company or other nominee for assistance concerning the
                                    Offers.

                    The Information Agent for the Offers is:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                 Banks and brokers call collect: (212) 750-5833
                   All others call toll free: (888) 750-5834